                                                                   EXHIBIT 10.38


                            SHARE PURCHASE AGREEMENT




                            THE 24TH DAY OF MAY, 2002








                            SHINKO ELECTRIC CO., LTD


                                ASYST JAPAN INC.

                                    CONTENTS

1.      INTERPRETATION                                                                   1

        1.1    Definitions                                                               1
        1.2    Rules for Interpreting This Agreement                                     7
        1.3    Business Days                                                             8
        1.4    Multiple Parties                                                          8

2.      AGREEMENT ON SALE AND PURCHASE OF SHARES                                         8

        2.1    Sale and Purchase                                                         8
        2.2    Ownership and Risk                                                        9

3.      PURCHASE PRICE                                                                   9

        3.1    Purchase Price Payable on Closing                                         9
        3.2    Post Closing Purchase Price Adjustment                                    9

4.      CLOSING                                                                         10

        4.1    Time and Place of Closing                                                10
        4.2    Obligations of Vendor to Deliver Documents at Closing                    10
        4.3    Other Obligations of Vendor at Closing                                   11
        4.4    Payment Obligation of Purchaser at Closing                               11
        4.5    Obligations of Purchaser to Deliver Documents at Closing                 11
        4.6    Other Obligations of Purchaser at Closing                                12
        4.7    [Omitted]                                                                12
        4.8    Procedures immediately after Closing                                     12
        4.9    Determination of Corporate Separation Effective Date Balance Sheet       12

5.      OBLIGATIONS OF PARTIES BEFORE AND AFTER CLOSING                                 13

        5.1    Conduct of Transferred Business                                          13
        5.2    Conduct of the Company                                                   14
        5.3    Continuity of Relationship with Customers and Suppliers                  15
        5.4    Access to Information of Company by Purchaser                            16
        5.5    Vendor Assistance Pending Closing                                        16
        5.6    Compliance with Laws Pending Closing                                     16
        5.7    Perfection                                                               17
        5.8    Ensuring Satisfaction of Closing Conditions                              17
        5.9    Notice of Changes                                                        17
        5.10   Reports, Taxes                                                           17
        5.11   Approval of Transfer of the Shares                                       18
        5.12   Obtaining Cooperation from Asyst Technologies                            18
        5.13   Faithful Negotiation regarding Conditions of Ancillary Agreements        18
        5.14   Obligation of Vendor to Provide Information concerning Transferred
               Business after Closing                                                   18
        5.15   Interpretation of Obligation of Vendor to Cause Company to Do
               Certain Act                                                              18

6.      VENDOR'S REPRESENTATIONS AND WARRANTIES                                         19

        6.1    Representations and Warranties                                           19
        6.2    Exceptions                                                               19
        6.3    Repetition of Representations and Warranties                             19

7.      PURCHASER'S REPRESENTATIONS AND WARRANTIES                                      19

        7.1    Representations and Warranties                                           19
        7.2    Repetition of Representations and Warranties                             20

8.      CONDITIONS PRECEDENT                                                            20

        8.1    Conditions Precedent to Obligations of Vendor                            20
        8.2    Conditions Precedent to Obligations of Purchaser                         21
        8.3    Fulfillment by Waiver                                                    22

9.      OBLIGATION TO AVOID COMPETITIVE BUSINESS                                        23

        9.1    Definitions                                                              23
        9.2    Restraint Obligation                                                     23
        9.3    Permitted Involvement                                                    23
        9.4    Non-Interference                                                         23
        9.5    Reasonableness of Restraint                                              24

10.     TRANSFER OF TRANSFERRED BUSINESS UNDER CORPORATE
        SEPARATION AND RELATED MATTERS                                                  24

        10.1   Transfer of Transferred Business                                         24
        10.2   IT System of the Company                                                 24
        10.3   Transition Measures before Obtaining Permission under the
               Construction Business Law                                                25

11.     CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS                                        25

        11.1   Information Falling under Confidential Information                       25
        11.2   Treatment of Confidential Information                                    26
        11.3   Return of Confidential Information                                       27
        11.4   Exceptions                                                               27

12.     INDEMNITY                                                                       28

        12.1   Indemnity by Vendor                                                      28
        12.2   Indemnity by Purchaser                                                   29
        12.3   Settlement of Disputes                                                   30
        12.4   Restriction of Damages                                                   31

13.     TERMINATION OF AGREEMENT                                                        31

        13.1   Termination Event                                                        31
        13.2   Termination by Force Majeure                                             32
        13.3   Procedure and Effect of Termination                                      32

14.     NOTICES                                                                         32

        14.1   Method of  Notice                                                        32
        14.2   Address for Notices                                                      33
        14.3   Change of Address                                                        33



                                                                             ii.

15.     AMENDMENT AND ASSIGNMENT                                                        33

        15.1   Amendment                                                                33
        15.2   Assignment                                                               33

16.     GENERAL PROVISIONS                                                              33

        16.1   Governing Law                                                            33
        16.2   Language                                                                 34
        16.3   Liability for Expenses                                                   34
        16.4   Giving Effect to This Agreement                                          34
        16.5   Waiver of Rights                                                         34
        16.6   Operation of This Agreement                                              34
        16.7   Survival of Representations and Warranties and Other Proceedings         35
        16.8   Consents                                                                 35
        16.9   Inconsistency with Other Documents                                       35
        16.10  Matters not Contemplated in This Agreement                               35
        16.11  Counterparts                                                             35

Schedules

1       VENDOR'S OBLIGATION PRIOR TO CLOSING

2       CONTRACTS

3       FORM OF BALANCE SHEET AS OF CORPORATE SEPARATION
        EFFECTIVE DATE

4       CORPORATE SEPARATION PLAN

5       LIST OF TRANSFERRED EMPLOYEES

6       LIST OF TRANSFERRED ASSETS AND EXCLUDED ASSETS

7       LIST OF TRANSFERRED INTANGIBLE PROPERTY

8       NOTHING APPLICABLE

9       PLANT AND EQUIPMENT

10      DETAILS OF SHARES

11      VENDOR'S REPRESENTATIONS AND WARRANTIES

13      CORPORATE PROFILE OF COMPANY

15      EMPLOYEE BENEFIT PLANS

16      NOTHING APPLICABLE


                                                                            iii.

17      ANCILLARY AGREEMENTS

18      BALANCE SHEET AS OF SUPPOSED CORPORATE SEPARATION

19      EXPECTED SUCCESSION PROCEDURES


                                                                             iv.

SHARE PURCHASE AGREEMENT ("AGREEMENT")

DATE: MAY 24, 2002

PARTIES

        SHINKO ELECTRIC CO., LTD., a corporation organized and existing under the laws of Japan and having its registered office at 2-14 Toyo 7-Chome, Koto-ku, Tokyo, Japan ("VENDOR")

        ASYST JAPAN INC., a corporation organized and existing under the laws of Japan and having its registered office at Kaneko Dai-2 Building, 7th Floor, 6-23 Shin-Yokohama 2-Chome, Kohoku-ku, Yokohama-shi, Kanagawa, Japan ("PURCHASER")

RECITALS

A. The Vendor and the Purchaser entered into the basic agreement dated as of April 16, 2002 regarding the corporate separation of the Vendor's semiconductor and liquid crystal materials conveyance system businesses into a newly created company to be incorporated and fully owned by the Vendor ("COMPANY") and thereafter the purchase by the Purchaser of a portion of the shares ("SHARES") of the Company from the Vendor ("TRANSACTION").

B. The Vendor and the Purchaser desire to sell and purchase, respectively, the Shares subject to the terms and conditions of this Agreement.

        OPERATIVE PROVISIONS

1.      INTERPRETATION

1.1     DEFINITIONS

        The following definitions apply in this Agreement unless otherwise required by the context hereof.

        "AGREEMENT", "HONKEIYAKU", has the meaning given to it in the recitals and includes schedules attached hereto.

        "ANCILLARY AGREEMENTS", "FUZUI KEIYAKU", means such agreements which the Purchaser and the Vendor agree on being necessary and/or desirable for the ongoing operation of the Transferred Business of the Company and as set out in SCHEDULE 17, including but not limited to the following:

        (a) service agreements between the Company and the Vendor and/or any Vendor Related Company, as the case may be;

        (b)     New Leases;

        (c) utility (gas, electricity, etc.) related agreements for the Transferred Assets and the Leased Plant and Equipment between the Company and the Vendor;

        (d) parts-supply agreements between the Company and the Vendor and/or any Vendor Related Company, as the case may be;

        (e) license agreements between the Company, Kobe Steel and the Vendor regarding the brand name "SHINKO" and "System Power Mark";

        (f) license agreements between the Company and the Vendor or any Vendor Related Company or any other party, as the case may be, regarding the intellectual property rights currently used by the Vendor in relation to the Transferred Business;

        (g) IT service agreements between the Company and the Vendor or any Vendor Related Company regarding the IT systems to be used by the Company;

        (h) basic agreement between the Company and the Vendor regarding mutual consignment of business such as development, experiments, etc., with respect to the Vendor's hospital conveyance system, strength survey experiments and other related matters (such as (1) consignment from the Company to the Vendor regarding the experiments of strength survey, etc., products designs and other matters and (2) consignment from the Vendor to the Company regarding the hospital conveyance system, etc.); and

        (i) all other agreements or contracts to be entered between the Vendor and/or any Third Parties and the Company which the Vendor and the Purchaser agree are necessary, advisable or desirable to properly operate the Transferred Business.

        "APPLICABLE LAW", "TEKIYOU HOUREI", means, as to any person, any legislation (including subordinate legislation), rule, treaty, judgment, decision, order, order or guidance of any administrative agency (including any guide line) and other similar matters thereto, irrespective of its place of establishment, that is applicable to or binding upon such person or any of its properties.

        "ASSIGNMENT LEASES", "SHOUKEI TAISHOU CHINTAISHAKU KEIYAKU", means the leases for the Plant and Equipment, etc. currently leased by the Vendor from Third Parties and which are to be assigned to the Company under the Corporate Separation.

        "ASSUMED CORPORATE SEPARATION BALANCE SHEET", "SOUTEI KAISHA BUNKATSUJI TAISHAKU TAISHOU HYOU", means the balance sheet of the Company prepared in accordance with the provisions hereof, which is expected to be the balance sheet of the Company as of the Corporate Separation Effective Date on the assumption that the Corporate Separation will be completed as of the Corporate Separation Effective Date pursuant hereto, and which is attached hereto as SCHEDULE 18.

        "ASYST TECHNOLOGIES", "ASISUTO TEKUNOROJIZU", means Asyst Technologies, Inc., a corporation organized and existing under the laws of U.S. and having its registered office at 48761 Kato Road, Fremont, California, being the parent company of the Purchaser holding 96.85% of the Purchaser's shares as of March 31, 2002.



                                                                              2.

        "AUTHORIZATION", "JUKEN TOU", means an authorization, consent, acceptance, permission, approval or other similar matter thereto (including any renewal or amendment) necessary for any person to conduct matters concerned irrespective of the nature of the entity giving such authorization etc.

        "AUTHORIZED REPRESENTATIVE", "JUKEN DAIRININ", means, for a party:

        (a)     a representative director of the party; or

        (b) an officer or an employee of the party or any other Third Party properly authorized in writing by the board of directors or other authorization organization of the party in respect of any act concerned.

        "BUSINESS DAY", "EIGYOUBI", means a day that is not a Saturday, Sunday or public holiday in Tokyo, Japan and also excluding December 31, January 2 and January 3.

        "CLAIM", "SEIKYU", means a claim, action, proceeding or demand made against the person concerned, however it arises and whether it is present or future, fixed or unascertained, contingent or actual.

        "CLOSING", "KUROJINGU", means the closing of the sale and purchase of the Shares under CLAUSE 4.

        "CLOSING DATE", "KUROJINGUBI", means October 15, 2002 being the date on which the Closing is to be made or such other date which is agreed in writing by the parties.

        "COMMERCIAL CODE", "SHOUHOU", means the Commercial Code of Japan (Law No. 48, March 9, 1899).

        "COMPANY", "HONKEN KAISHA", means the company referred to in RECITAL A, to be incorporated by the Vendor as a joint stock company with an initial paid up share capital of JPY 495 million, under the laws of Japan on the Scheduled Corporate Separation Effective Date and to be called "Asyst Shinko Inc.," ("Ashisuto Shinko Kabushiki Kaisha" in Japanese)(for the purpose of commercial register, "AshisutoShinko Kabushiki Kaisha" in Japanese, with no "space" between "Ashisuto" and "Shinko" for certain technical reasons) and to have its registered office at 2-14 Toyo 7-Chome, Koto-ku, Tokyo, Japan.

        "CONTRACT", "HONKEN KEIYAKURUI", means any contract relating to the Transferred Business existing at the Closing which the Vendor entered into in the ordinary course of business of the Transferred Business and which the Company will need to operate the Transferred Business and including but not limited to the Assignment Leases (but not including the New Leases), contracts for the maintenance of any asset or any equipment, and contracts among manufacturers, sellers and suppliers of Inventory, assets of Plant and Equipment, or Transferred Intangible Property, being the contracts specified in SCHEDULE 2.



                                                                              3.

        "CORPORATE SEPARATION", "HONKEN KAISHA BUNKATSU", means the corporate separation of the Transferred Business from the Vendor into the Company, pursuant to the Corporate Separation Plan in accordance with the Commercial Code.

        "CORPORATE SEPARATION APPROVAL DATE", "KAISHA BUNKATSU SHOUNINBI", means the date on which the Corporate Separation is approved in the general meeting of shareholders of the Vendor, and the "SCHEDULED CORPORATE SEPARATION APPROVAL DATE" means June 27, 2002 or such other date which is agreed by the parties.

        "CORPORATE SEPARATION EFFECTIVE DATE", "KAISHA BUNKATSU KOURYOKU HASSEIBI", means the date on which the Corporate Separation becomes effective and the "Scheduled Corporate Separation Effective Date" means October 1, 2002 or such other date which is agreed by the parties.

        "CORPORATE SEPARATION EFFECTIVE DATE BALANCE SHEET", "KAISHA BUNKATSU KOURYOKU HASSEIBI TAISHAKU TAISHOU HYOU", means the balance sheet prepared pursuant to the provisions hereof including CLAUSES 3.2(b) AND 4.9, as of the Corporate Separation Effective Date of the Company. The Corporate Separation Effective Date Balance Sheet shall be prepared in substance in the form of the balance sheet attached hereto as SCHEDULE 3.

        "CORPORATE SEPARATION PLAN", "KAISHA BUNKATSU KEIKAKUSHO", means the corporate separation plan attached hereto as SCHEDULE 4.

        "DIFFERENCE", "SAGAKU", has the meaning given to it in CLAUSE 3.2(b).

        "EFFECTIVE DATE", "HONKEIYAKU KOURYOKU HASSEIBI", means the execution date of this Agreement.

        "ENCUMBRANCE", "SEIGENTEKI KENRI", means a mortgage, pledge, lien, other statutory or stipulated security, a right of set-off or similar right to withhold payment of a deposit or other money, or an easement, right of lease or arrangement of restriction to use things concerned or an agreement of creation or license of any of them.

        "EXCLUDED ASSET", "BUNKATSU TAISHOUGAI SHISAN", means any of the assets listed in SCHEDULE 6-2.

        "EXISTING LEASES", "KISON NO CHINTAISHAKU", means all leases under which the Vendor is a party as the lessee to be transferred by the Corporate Separation and all leases under which the Vendor is a party as the lessee to be sub-leased to the Company by the Vendor.

        "FORCE MAJEURE", "FUKAKOURYOKU JIYUU", has the meaning given to it in CLAUSE 13.2(a).

        "GOVERNMENT AGENCY", "SEIFU KIKAN", means:

        (a)     a government or government department or other body; or

        (b)     an administrative agency or judicial agency.



                                                                              4.

        "INTANGIBLE PROPERTY", "MUTAI ZAISAN KEN", means trade names, copyrights, patents, trademarks, service marks, designs, utility models, know-how, trade secrets and any other similar industrial, commercial and intellectual property rights (whether or not those have been applied for or registered in any country), and specifications, drafts, drawings, manuals, domain names and any other confidential information relating to such intellectual property rights or the business.

        "INVENTORY", "TANAOROSHI SHISAN", means the Raw Materials, work-in-progress and finished goods used or to be used or to be sold in connection with or as part of the Transferred Business, which are owned or kept by the Vendor directly or indirectly, to be transferred to the Company under the Corporate Separation.

        "KOBE STEEL", "KOBE SEIKO", means Kobe Steel Ltd., ("Kabushiki Kaisha Kobe Seikosho" in Japanese), a corporation organized and existing under the laws of Japan and having its principal registered office at 3-18, Wakinohamacho 1-chome, Chuo-ku, Kobe, Hyogo, Japan and beneficially holding approximately 33% of the Vendor's shares as of March 31, 2002.

        "LABOR CONTRACT SUCCESSION LAW", "ROUDOU KEIYAKU SHOUKEIHOU", means the Law concerning Succession etc. of Labor Conditions upon Corporate Separation of Japan (Law No. 103, 2000).

        "LEASED PLANT AND EQUIPMENT", "CHINTAI TAISHOU KOUJOU SETSUBI", means all the Plant and Equipment which are currently owned or leased by the Vendor and which are to be leased to the Company under the New Leases or the Assignment Leases.

        "LEASED REAL PROPERTY", "HONKEN FUDOUSAN", means land (if any), buildings and the fixtures thereon and the premises on which such buildings and the fixtures thereon are established currently owned or leased by the Vendor to be subject of the new leases (including sub-leases) entered into between the Vendor and the Company.

        "NEW LEASES", "SHIN CHINTAISHAKU KEIYAKU", means the new leases (including sub-leases) to be entered between the Company and the Vendor or a Third Party (as appropriate) for the Plant and Equipment, etc. currently owned or leased by the Vendor, as listed in SCHEDULE 17.

        "PLANT AND EQUIPMENT", "KOUJOU SETSUBI", means all the plant buildings, company residences, equipment, machinery, vehicles, fixtures and fittings used in the Transferred Business (including both the Transferred Equipment and the Leased Plant and Equipment but excluding the Excluded Assets listed in SCHEDULE 6), as described in SCHEDULE 9.

        "POST CLOSING ADJUSTMENT AMOUNT", "KUROJINGU GO CHOUSEI KINGAKU", has the meaning given to it in CLAUSE 3.2(c)

        "POST CLOSING PURCHASE PRICE ADJUSTMENT", "KUROJINGU GO JOUTO KAKAKU CHOUSEI", has the meaning given to it in CLAUSE 3.2(a).



                                                                              5.

        "PURCHASE PRICE", "HONKEN JYOUTO KAKAKU", has the meaning given to it in CLAUSE 3.1(a).

        "RAW MATERIALS", "GENZAIRYOU", means all materials (raw or processed) purchased by the Vendor to use in the Transferred Business and parts produced by the Vendor and includes:

        (a) components, parts, raw materials and ingredients purchased from Third Parties;

        (b)     parts produced by the Vendor; and

        (c) indirect materials such as consumables, spare parts and supplies used generally in the Transferred Business.

        "REAL PROPERTY", "FUDOUSAN", means land, buildings and the fixtures thereon.

        "SHAREHOLDERS AGREEMENT", "KABUNUSHIKAN KEIYAKU", means the shareholders agreement dated May 24, 2002 entered into by and between the Vendor and the Purchaser with respect to matters relating to the Company.

        "SHARES", "HONKEN KABUSHIKI", means 51% of the total outstanding shares in the Company to be sold to the Purchaser by the Vendor under this Agreement, as referred to in RECITAL A and described in detail in
        SCHEDULE 10.

        "TAX", "ZEIKIN", means a tax, levy, rate, duty, fee, royalty, charge, additional tax, deduction or withholding imposed by law or by a Government Agency, together with any related interest, surcharge or other charge.

        "THIRD PARTY/IES", "DAISANSHA", means any party other than the Vendor or the Purchaser, but including any Vendor Related Company.

        "TRANSACTION", "HONKEN TORIHIKI", has the meaning given to it in RECITAL A.

        "TRANSFERRED ASSETS", "BUNKATSU TAISHOU SHISAN", means each asset forming part of the Transferred Business or used in connection with the Transferred Business to be transferred to the Company pursuant to the Corporate Separation, as listed in SCHEDULE 6-1.

        "TRANSFERRED BUSINESS", "BUNKATSU TAISHOU JIGYOU", means the business of the Vendor to be transferred to the Company by the Vendor before the Closing Date, pursuant to the Corporate Separation Plan and to be operated by the Company after the Corporate Separation Effective Date, being the following businesses relating to the Vendor's semiconductor wafer and liquid crystal glass materials conveyance system business:

        (a)     development, design (including software);

        (b)     manufacturing, assembly;

        (c)     sales;

        (d)     installation work; and



                                                                              6.

        (e)     service.

        For the avoidance of doubt, the Transferred Business will NOT include the Vendor's (i) hospital conveyance system business and (ii) semiconductor and liquid crystal manufacturing equipment businesses, which consist of the EFEM business and the liquid crystal material loader and robot business.

        "TRANSFERRED EMPLOYEE", "BUNKATSU TAISHOU JUUGYOUIN", means each of the employees, officers and directors of the Vendor related to the Transferred Business who are to be transferred to the Company under the Corporate Separation, as listed in SCHEDULE 5, or as otherwise agreed in writing between the parties.

        "TRANSFERRED INTANGIBLE PROPERTY", "BUNKATSU TAISHOU MUTAI ZAISANKEN", means all Intangible Property to be used in the Transferred Business as listed in SCHEDULE 7.

        "TRANSFERRED EQUIPMENT", "BUNKATSU TAISHOU KOUJOU SETSUBI", means all the plant buildings and equipment owned by the Vendor in respect of which the ownership is to be transferred to the Company pursuant to the Corporate Separation, including all those so described in SCHEDULE 9.

        "VALUER", "KANTEININ", means:

        (a) an independent certified public accountant acceptable to all Shareholders; or

        (b) failing their agreement within 10 Business Days of commencing negotiations in relation to the value which the Valuer is to determine, a Japanese audit corporation with an association with an internationally accepted accounting firm nominated by the auditing corporation conducting audit of the Company at that time.

        "VENDOR RELATED COMPANY", "URINUSHI KANREN KAISHA", means any subsidiary or related company ("subsidiary" and "related company" as defined in the Regulations Concerning Terminology, Form and Method of Preparation of Financial Statements, etc. (Ministry of Finance Ordinance No.59, 1963)) of the Vendor.

1.2     RULES FOR INTERPRETING THIS AGREEMENT

        Headings are for convenience only, and do not affect interpretation hereof. The following rules also apply in interpreting this Agreement, except where the context makes it clear that a rule is not intended to apply.

        (a)     A reference to:

                (i) legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;



                                                                              7.

                (ii) a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

                (iii) a "person" includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any administrator or successor in law of the person; and

                (iv) anything (including a right, obligation or concept) includes each part of it.

        (b)     A singular word includes the plural, and vice versa.

        (c) If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

        (d) The word "contract" includes an undertaking or other binding arrangement or understanding, whether or not in writing.

        (e) A reference to "Yen" or "JPY" is to an amount in the legal currency of Japan.

1.3     BUSINESS DAYS

        If the day on or by which a person must do something under this Agreement is not a Business Day, the person must do it on or by the next Business Day.

1.4     MULTIPLE PARTIES

        If a party to this Agreement consists of more than one person, or a term is used in this Agreement to refer to more than one party:

        (a)     an obligation of those persons is joint and several;

        (b)     a right of those persons is held by each of them severally; and

        (c) any other reference to that party or term is a reference to each of those persons separately, so that (for example) a representation, warranty or undertaking is given by each of them separately.

2.      AGREEMENT ON SALE AND PURCHASE OF SHARES

2.1     SALE AND PURCHASE

        Subject to CLAUSE 8, the Vendor as beneficial owners agree to sell to the Purchaser, and the Purchaser agrees to buy from the Vendor, the Shares (together with all rights accrued or attaching to the Shares) free from any Encumbrance, for the Purchase Price and otherwise on the terms of this Agreement.



                                                                              8.

2.2     OWNERSHIP AND RISK

        Ownership and risk of the Shares until the Closing, remain solely with the Vendor and pass to the Purchaser on Closing.

3.      PURCHASE PRICE

3.1     PURCHASE PRICE PAYABLE ON CLOSING

        (a) The Purchase Price payable by the Purchaser to the Vendor for the Shares on the Closing Date in accordance with CLAUSE 4.4 shall be JPY 8,160 million ("PURCHASE PRICE"), being the amount determined in accordance with the following formula:

                  Purchase Price = enterprise value (JPY 16 billion being the enterprise value of the Transferred Business) x 51%

3.2     POST CLOSING PURCHASE PRICE ADJUSTMENT

        (a) The Purchase Price paid by the Purchaser on the Closing Date in accordance with CLAUSE 3.1 shall be subject to post-Closing adjustment ("POST CLOSING PURCHASE PRICE ADJUSTMENT") as described in this CLAUSE 3.2.

        (b) As a result of the Post Closing Purchase Price Adjustment, the Purchase Price shall be adjusted to reflect any net difference ("DIFFERENCE") between the amount referred to at (i) below and the amount referred to at (ii) below:

                (i) the net asset value calculated in accordance with the Corporate Separation Effective Date Balance Sheet; and

                (ii) the net asset value of JPY 4,325 million (made up of JPY 495 million of capital and JPY 3,830 million of capital reserve) calculated in accordance with the Assumed Corporate Separation Balance Sheet attached hereto as
                        SCHEDULE 18;

                with such Difference to be determined pursuant to CLAUSE 4.9.

        (c) Subject to CLAUSE 3.2(d), the Post Closing Purchase Price Adjustment shall be made by way of the Vendor (if the Difference is a negative amount), or the Purchaser (if the Difference is a positive amount), paying the other, the amount of 51 % of the absolute value of such Difference (the "POST CLOSING ADJUSTMENT AMOUNT"), by wire transfer in immediately available funds to the bank account, designated by the other party, no later than 7 Business Days after the Difference is determined pursuant to CLAUSE 4.9.

        (d) The Post Closing Purchase Price Adjustment shall only be made by the relevant Party if the absolute value of the Difference is greater than JPY 10 million. The exact amount payable by the relevant Party as a result of the Post Closing Purchase Price Adjustment shall be determined by rounding the value of the Post Closing



                                                                              9.

                Adjustment Amount up or down (as appropriate) to the nearest multiple of JPY 1 million.

4.      CLOSING

4.1     TIME AND PLACE OF CLOSING

        Closing is to take place at 1 p.m. or such other time which is agreed by the parties, on the Closing Date at the head office of the Company.

4.2     OBLIGATIONS OF VENDOR TO DELIVER DOCUMENTS AT CLOSING

        At Closing, the Vendor must deliver to the Purchaser:

        (a)     the share certificates for the Shares;

        (b) any other documents which are necessary to vest full legal and beneficial ownership of the Shares in the Purchaser (if any);

        (c) a certified copy of the commercial registry (tokibo-tohon) of the Company issued by the Japanese Legal Affairs Bureau as to the legal existence of the Company;

        (d) a certificate prepared by the representative director of the Company stating that any and all permissions, licenses, registration documents, account books, records and other documents and materials relating to transactions and finance and which are reasonably necessary for the conduct of the Transferred Business are held by the Company, and that the access of shareholders of the Company to such documents and materials pursuant to the provisions of the Shareholders Agreement is being approved;

        (e) certified copies of the minutes of general meetings of shareholders and the board of directors of the Vendor authorising the performance of the transactions contemplated herein;

        (f) certified copies of the minutes of the board of directors of the Company approving the transfer of the Shares hereunder;

        (g) copies of any permissions and licenses issued to the Company under any Applicable Law relating to its business activities (if any);

        (h) copies of the written resignations of all but 3 of the directors(being Mr. Hirobumi Saeki, Mr. Hitoshi Kawano and Mr. Tadashi Imagawa) of the Company, which resignations must acknowledge that they take effect without any entitlement to compensation (for loss of office or otherwise) as a result;

        (i) a certificate signed by a representative director of the Vendor, dated the Closing Date, which certifies that the representations and warranties of the Vendor hereunder are, by reference to the facts subsisting on the Closing Date, complete



                                                                             10.

                and correct in all material respects as if given on that date, and that there has been no material breach by the Vendor of its obligations under this Agreement or the Shareholders Agreement; and

        (j) where required under the terms and conditions of any agreements, including but not limited to leases for Real Property or buildings, which are being transferred to the Company as part of the Corporate Separation, certificates from each creditor or lessor having granted consent to the transfer of the said lease to the Company and the acquisition of the Shares by the Purchaser (if necessary) and the other transactions contemplated hereby, and representing that there are no outstanding Claims or litigation against the Vendor for the reason of not obtaining any such consent.

4.3     OTHER OBLIGATIONS OF VENDOR AT CLOSING

        The Vendor shall conduct any other matters necessary to complete the Transaction reasonably requested by the Purchaser.

4.4     PAYMENT OBLIGATION OF PURCHASER AT CLOSING

        (a) The Purchaser must pay the whole Purchase Price, to the Vendor, or as the Vendor may in writing direct, by immediately available funds in Japanese yen.

        (b) Payment by the Purchaser of the Purchase Price pursuant to CLAUSES 4.4(a) above shall be made by way of wire transfer into the bank account designated by the Vendor to the Purchaser. Designation of the bank account by the Vendor shall be made by written notice to the Purchaser at least 10 Business Days before the Closing Date.

4.5     OBLIGATIONS OF PURCHASER TO DELIVER DOCUMENTS AT CLOSING

        At the Closing, the Purchaser must deliver to the Vendor:

        (a) certified copies of the minutes of its board of directors authorising the performance of the transactions contemplated hereby;

        (b)     a notice of receipt of share certificates; and

        (c) a certificate signed by a representative director of the Purchaser, dated the Closing Date, which certifies that the representations and warranties of the Purchaser hereunder are, by reference to the facts subsisting on the Closing Date, complete and correct in all material respects as if given on that date, and that there has been no material breach by the Purchaser of its obligations under this Agreement or the Shareholders Agreement.



                                                                             11.

4.6     OTHER OBLIGATIONS OF PURCHASER AT CLOSING

        The Purchaser shall conduct any other matters necessary to complete the Transaction reasonably requested by the Vendor.

4.7     [OMITTED]

4.8     PROCEDURES IMMEDIATELY AFTER CLOSING

        (a) Immediately after the Closing, the Purchaser shall request that the registered shareholder concerning the Shares in the shareholders' register of the Shares be transferred to it and the Vendor shall cause the Company to make such transfer. After the Closing and until such transfer has been made to the Purchaser, the Vendor shall do any reasonable act required by prior written notice of the Purchaser in its capacity as shareholder listed in the shareholders' register of the Shares.

        (b) Immediately after the Closing, the Vendor shall, in order for the persons designated by the Purchaser pursuant to the provisions of the Shareholders Agreement to be appointed as directors or auditors of the Company, cause the Company to hold an extraordinary general meeting of shareholders and take any action necessary for such appointment.

4.9     DETERMINATION OF CORPORATE SEPARATION EFFECTIVE DATE BALANCE SHEET

        (a) As soon as possible after the Closing, the Vendor and the Purchaser shall cause the Valuer to determine the Corporate Separation Effective Date Balance Sheet in accordance with the method agreed by the Vendor and the Purchaser. Such determination of the Corporate Separation Effective Date Balance Sheet shall be planned to be completed within 7 Business Days after commencement by the Valuer and must be completed in any case within 30 Business Days following the Corporate Separation Effective Date.

        (b) The Vendor and the Purchaser shall cause the Valuer, if there exists any difference between the real net asset value and the assumed net asset value, to issue a written document stating each amount and the reason for the difference, to the Purchaser and the Vendor. Such determination of the Valuer shall be binding on the Purchaser and the Vendor.

        (c) Any expenses arising relating to the Valuer in respect of the provisions of this CLAUSE 4.9 shall be borne by the Vendor and the Purchaser equally.



                                                                             12.

5.      OBLIGATIONS OF PARTIES BEFORE AND AFTER CLOSING

5.1     CONDUCT OF TRANSFERRED BUSINESS

        The Vendor must ensure that, until the Corporate Separation Effective Date it:

        (a) conducts the Transferred Business as a going concern with all due care and in accordance with normal and prudent practice (having regard to the nature of the Transferred Business and its past practice);

        (b)     uses its commercially reasonable best endeavors to:

                (i) maintain or enhance the profitability and value of the Transferred Business;

                (ii) properly transfer to the Company and thereafter retain all Transferred Employees;

                (iii) reasonably maintain and protect all Transferred Assets in the ordinary course of business; and

                (iv) reasonably maintain and protect all property which is the subject of New Leases or Assignment Leases in the ordinary course of business.

        (c) does not, without giving prior written notice to the Purchaser, in relation to the Transferred Business (provided that if the Purchaser objects to such notice, the Vendor shall not carry out such acts, however, the Purchaser may not unreasonably object to such notice):

                (i) enter into any material contract or terminate or alter any term of any contract other than in the ordinary course of business;

                (ii) incur any expenditure or liability more than JPY 40 million or commitment longer than 1 year or, except in the ordinary course of business, any other expenditure, liability or commitment;

                (iii)   other than in the ordinary course of business:

                        (A)     dispose of;

                        (B)     grant an option over; or

                        (C) grant an Encumbrance (excluding any rights naturally incurred pursuant to the law in respect of movable property) over,

                        any of the Transferred Assets or any of the property which is the subject of New Leases or Assignment Leases;

                (iv) make any new investment, the amount of which is more than JPY 40 million, including the purchase or lease of Plant and Equipment or furniture;



                                                                             13.

                (v) other than in the ordinary course of employee relations, hire new employees in relation to the Transferred Business or terminate the employment or service agreement, of any Transferred Employee or alter the terms of employment or service (including the terms of pensions or any other benefit) of any Transferred Employee; or

                (vi)    agree to do any of those things specified in (i) through
                        (v); and

        (d) maintains insurance at the same level as that established at the date of this Agreement in relation to the Transferred Business.

 5.2    CONDUCT OF THE COMPANY

        The Vendor must, for the period from (and including) the Corporate Separation Effective Date to the Closing Date, cause the Company:

        (a) to conduct the Transferred Business as a going concern with all due care and in accordance with normal and prudent practice (having regard to the nature of the Transferred Business and its past practice);

        (b)     to use its commercially reasonable best endeavors to:

                (i) maintain or enhance the profitability and value of the Transferred Business;

                (ii)    retain all Transferred Employees; and

                (iii) maintain and protect its assets in reasonable condition in the ordinary course of business;

        (c)     not to, without the prior written consent of the Purchaser:

                (i) enter into any material contract, terminate or alter any term of any contract, other than in the ordinary course of business;

                (ii) incur any expenditure or liability more than JPY 40 million or commitment longer than 1 year or, except in the ordinary course of business, any other expenditure, liability or commitment;

                (iii)   other than in the ordinary course of business:

                        (A)     dispose of;

                        (B)     grant an option over; or

                        (C) grant an Encumbrance (except for any rights naturally incurred pursuant to the law in respect of movable property) over,

                        any of the assets of the Company;



                                                                             14.

                (iv) make any new investment, the amount of which is more than JPY 40 million, including the purchase or lease of Plant and Equipment or furniture;

                (v) other than in the ordinary course of employee relations, hire new employees in relation to the Transferred Business or terminate the employment or service agreement of any Transferred Employee, or alter the terms of employment or service (including the terms of pensions or any other benefit) of any employee;

                (vi) make, accrue or become liable for any bonus, profit sharing or incentive payment or other similar payment, except for accruals under existing plans, if any, and increase the salary, bonus or other similar payment payable or to become payable by it to any of its officers or employees, other than increases in the ordinary course of business;

                (vii) waive any rights of material value (other than in the ordinary course of business);

                (viii) allot or issue any share, any securities convertible into or exchangeable with any share, or any securities or any rights which may entitle the holder thereof to undertake any share;

                (ix) declare or pay any dividend or make any other distribution of its assets or profits;

                (x)     alter its articles of incorporation;

                (xi) pass any special resolution relating to the Company (except for approval of the transfer of the Shares hereunder); or

                (xii)   agree to do any of those things specified in (i) through
                        (xi) with any person other than the Purchaser.

5.3     CONTINUITY OF RELATIONSHIP WITH CUSTOMERS AND SUPPLIERS

        (a) Without in any way limiting CLAUSE 5.1, until the Corporate Separation Effective Date, the Vendor shall continue to accept customer orders in the ordinary course of business for all products of the Transferred Business and, from (and including) the Corporate Separation Effective Date to the Closing Date, shall cause the Company to continue to accept such customer orders; provided that ceasing to accept customer orders for reasonable management reasons of the Vendor or the Company shall not be hereby prevented.

        (b) The Vendor shall reasonably cooperate as necessary in communications with suppliers and customers to advise them of the Corporate Separation and transfer of the Transferred Business to the Company and to facilitate continuity in the existing relationships with suppliers and customers.



                                                                             15.

        (c) The Vendor shall provide the Purchaser with reasonable facilities and other support to access the customers of the Transferred Business in order to enable the Purchaser to conduct reviews ("CUSTOMER REVIEWS") in respect of the customers' current relationship with the Vendor and anticipated future relationships with the Company.

5.4     ACCESS TO INFORMATION OF COMPANY BY PURCHASER

        During the period from (and including) the Corporate Separation Effective Date until the Closing, the Vendor shall arrange for the Purchaser or its representative to have the following rights in respect of the Company during normal business hours, subject to the prior consent of the Vendor (provided that the Vendor may not unreasonably withhold such consent); further provided that the Purchaser or its representative may not unreasonably restrict the Vendor or the Company from conducting their respective business in the exercise of such rights:

                (i) access to any of the facilities used by the Company; provided that the Purchaser shall follow the reasonable directions of the Vendor and the Company (including the safety management regulations and security rules of such facilities);

                (ii) the right to examine and, if desired, copy any records, assets and affairs of the Company (provided that if the transaction relating to the transfer of the Shares has not reached the Closing, any copies of such records etc. shall be destroyed or returned to the Company); and

                (iii) the right to consult either its auditor or other officers or any of the employees connected with the Company, concerning the Company.

5.5     VENDOR ASSISTANCE PENDING CLOSING

        During the period from (and including) the Corporate Separation Effective Date until the Closing, the Vendor must comply with all reasonable requests from the Purchaser; provided that such requests may not unreasonably prevent the Vendor from conducting its business:

        (a) to the extent reasonable, supply to the Purchaser or its representative any information in its possession or control in relation to the Transferred Business; and

        (b) to the extent reasonable, assist the Purchaser to gain knowledge of the Transferred Businesses and the operation and conduct of the Transferred Businesses.

5.6     COMPLIANCE WITH LAWS PENDING CLOSING

        The Vendor shall,

        (a) until the Corporate Separation Effective Date, comply in all material respects with all Applicable Law which is applicable to it in relation to the conduct of the



                                                                             16.

                Transferred Business and perform and comply in all material respects with all contracts, commitments and obligations by which it is bound in relation to the Transferred Business; and

        (b) during the period from (and including) the Corporate Separation Effective Date until the Closing, cause the Company to comply in all material respects with all Applicable Law which is applicable to it and exercise its authority to cause the Company to perform and comply in all material respects with all contracts, commitments and obligations by which it is bound.

5.7     PERFECTION

        The Vendor shall perfect the transfer of all the assets, liabilities and contracts relating to the Transferred Business to the Company (including but not limited to the transfer of all the rights, obligations, assets and any other things to be transferred relating to or constituting any part of the Transferred Business) within 90 days after the Corporate Separation Effective Date to the satisfaction of the Purchaser and shall cause the Company to effect such perfection (including cooperation for perfection by the Vendor); provided that perfection to be effected by the Vendor earlier than this date pursuant to CLAUSE 8.2(g), shall be subject to that provision.

5.8     ENSURING SATISFACTION OF CLOSING CONDITIONS

        (a) Each party shall use its commercially reasonable best endeavors to satisfy or cause Third Parties to satisfy each condition listed in CLAUSE 8 not later than the Closing Date; and

        (b) Each party shall notify the other party in writing if there occurs any event that has or is likely to cause any of the conditions listed in CLAUSE 8 to fail to be satisfied by the Corporate Separation Effective Date or the Closing Date (as the case may be).

5.9     NOTICE OF CHANGES

        If during the period before the Closing the Vendor becomes aware of an event which has or may have a material effect on the profitability of the Transferred Business, the Company or the value of the Shares or may cause a breach of any of the representations and warranties, the Vendor must immediately give a written notice to the Purchaser reasonably describing that event.

5.10    REPORTS, TAXES

        During the period before the Closing, the Vendor shall duly and timely file, or cause the Company to duly and timely file, all reports or returns concerning any business and taxation required to be filed with any Government Agency in relation to the Transferred Business and until the Corporate Separation Effective Date will pay on the statutory due date, or cause the Company to pay thereafter, all Tax levied upon either, in any way associated with the Transferred Business or any of the Transferred Assets.



                                                                             17.

5.11    APPROVAL OF TRANSFER OF THE SHARES

        The Vendor shall, not later than the Closing Date, cause the Company to pass a resolution approving transfer of the Shares from the Vendor to the Purchaser hereunder at a meeting of the board of directors duly convened.

5.12    OBTAINING COOPERATION FROM ASYST TECHNOLOGIES

        The Purchaser shall issue a document consented to by the Vendor (which consent shall not be unreasonably withheld) ensuring the payment of the Purchase Price on the Closing Date not later than the Closing Date to the Vendor, independently or jointly with Asyst Technologies or otherwise. Any such document issued jointly by the Purchaser and Asyst Technologies shall include (amongst other things) a joint and several guarantee.

5.13    FAITHFUL NEGOTIATION REGARDING CONDITIONS OF ANCILLARY AGREEMENTS

        The Vendor and the Purchaser shall, not later than the Corporate Separation Effective Date, negotiate in good faith based on SCHEDULE 17 to agree on the substance of the Ancillary Agreements between the parties. The Vendor shall, in respect of the Ancillary Agreements to which the Vendor Related Company or other Third Parties and the Company become parties, not later than the Corporate Separation Effective Date, take measures necessary to cause the Vendor Related Company and/or such Third Parties to accept the negotiations with the Company regarding the substance of such Ancillary Agreements in good faith. SCHEDULE 17 is a draft of the Ancillary Agreements reflecting the basic policy of the parties as of the execution date hereof but in relation to which neither party has finally agreed.

5.14 OBLIGATION OF VENDOR TO PROVIDE INFORMATION CONCERNING TRANSFERRED BUSINESS AFTER CLOSING

        During the period from (and including) the Closing Date to the date 12 months after the following month of the calendar month including the Closing Date (including such month), if the Purchaser requests in writing to the Vendor, the Vendor shall, to the extent commercially reasonable, do the following acts:

        (a) provide, to the extent reasonable, the Purchaser with information held or managed by the Vendor in respect of the Company or matters relating to the Transferred Business as specified in such written request (if any); and

        (b) if so requested in writing, take any reasonable measures necessary for the Purchaser to gain knowledge of the Company and the Transferred Business, at the time specified in such written request and at the head office of the Company.

5.15    INTERPRETATION OF OBLIGATION OF VENDOR TO CAUSE COMPANY TO DO CERTAIN
        ACTS

        In this Agreement, in respect of the obligations of the Vendor to cause the Company to do certain acts, if the Vendor exercises all rights exercisable by it in relation to the Company, it shall not constitute a breach of the Vendor's obligations, if the Company fails to do such act.



                                                                             18.

6.      VENDOR'S REPRESENTATIONS AND WARRANTIES

6.1     REPRESENTATIONS AND WARRANTIES

        In consideration of the Purchaser agreeing to buy the Shares, the Vendor represents and warrants to the Purchaser that each of the representations and warranties listed in SCHEDULE 11 are complete and accurate as of the date of this Agreement (except those representations and warranties concerning the Company, the Shares and any other rights to be created pursuant to the Corporate Separation which shall be subject to representations and warranties of the Vendor as of the Closing Date).

6.2     EXCEPTIONS

        The representations and warranties are subject to any exceptions specified in SCHEDULE 12.

6.3     REPETITION OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties in this CLAUSE 6 (including those representations and warranties concerning the Company, the Shares and any other rights to be created pursuant to the Corporate Separation) are taken to be repeated on the Closing Date on the basis of the facts and circumstances at that date even if any time other than the Closing Date is determined as the time when such representations and warranties shall be made.

7.      PURCHASER'S REPRESENTATIONS AND WARRANTIES

7.1     REPRESENTATIONS AND WARRANTIES

        The Purchaser represents and warrants to the Vendor that:

        (a) it is a corporation duly incorporated and validly existing under the Applicable Law of Japan;

        (b)     it has full legal capacity:

                (i) to own its property and assets and to carry on its business; and

                (ii) to enter into this Agreement and to carry out the transactions contemplated herein;

        (c) all corporate action (including the approval of Asyst Technologies) that is necessary for the Authorization of its entry into this Agreement and its carrying out the transactions contemplated hereby has been completed;

        (d)     it holds each Authorization that is necessary to:

                (i) execute this Agreement and to carry out the transactions contemplated herein; or



                                                                             19.

                (ii) ensure that this Agreement is legal, valid, binding and admissible in evidence,

                and it is complying with any conditions to which any of these Authorizations is subject;

        (e) it has the financial capacity to raise the funds necessary to pay the Purchase Price, either in its own right, or with the support of Asyst Technologies and at the Closing Date it will already have procured all necessary funds.

        (f) this Agreement constitutes its legal, valid and binding obligations, and is enforceable against it in accordance with its terms hereof (except to the extent limited by the Applicable Law or general provisions affecting creditors' rights generally);

        (g) neither its execution of this Agreement nor the carrying out by it of the transactions contemplated herein, does or will:

                (i) contravene any Applicable Law which is applicable to it or any of its property;

                (ii)    contravene any Authorization;

                (iii) contravene any undertaking or instrument binding on it or any of its property; or

                (iv)    contravene its articles of association.

7.2     REPETITION OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties in this CLAUSE 7 are taken to be repeated on the Closing Date on the basis of the facts and circumstances as at that date.

8.      CONDITIONS PRECEDENT

8.1     CONDITIONS PRECEDENT TO OBLIGATIONS OF VENDOR

        All the obligations of the Vendor to sell the Shares and to do any other acts at the Closing shall, at or before the Closing, be subject to the following conditions:

        (a) no preliminary or final injunction or any other order which determines the completion of the transactions contemplated herein to be illegal shall have been made;

        (b) the Purchaser shall have fully performed all its obligations which are required to be performed hereby prior to the Closing except for those which do not materially and adversely affect this Agreement or the completion of transaction contemplated



                                                                             20.

                herein generally, and the Purchaser shall have provided payment of the Purchase Price and shall have issued the documents required in CLAUSE 4.5;

        (c) each of the representations and warranties made by the Purchaser in this Agreement or the Shareholders Agreement shall be true and correct in all material respects as of the date of this Agreement, the Corporate Separation Approval Date and the Closing Date, respectively, as if made on each of these dates (except to the extent that any such representation and warranty is specifically provided only as of an earlier date, in which case such representation and warranty shall be true and correct in all material respect on such earlier date);

        (d) the agreement of Asyst Technologies to provide financial support to the Purchaser to enable it to carry out the transactions contemplated herein shall be valid and enforceable as of the Closing Date; and

        (e) agreement on the conditions of the Ancillary Agreements shall have been established between the Vendor and the Purchaser.

8.2     CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

        All the obligations of the Purchaser to pay the Purchase Price and to do any other acts at the Closing shall, at or before the Closing, be subject to the following conditions:

        (a) the Corporate Separation Plan shall be approved by the shareholders of the Vendor in accordance with the articles of incorporation of the Vendor and the Applicable Law;

        (b) any and all the procedures which need to be performed or satisfied on or before the approval of the Corporate Separation Plan under the Commercial Code, the Labor Contract Succession Law and other Applicable Law shall have been fully performed or satisfied by the Vendor to the reasonable satisfaction of the Purchaser, including but not limited to:

                (i) the Vendor consulting with certain employees of the Vendor conducting the Transferred Business, as required under the Commercial Code; and

                (ii) the Vendor giving notice to certain employees of the Vendor conducting the Transferred Business and to any relevant labor unions, as required under the Labor Contract Succession Law;

        (c) all obligations of the Vendor which must be performed prior to the Closing Date under the Shareholders Agreement (if any) shall have been performed in all material respects prior to the Closing Date;

        (d) each of the representations and warranties made by the Vendor in this Agreement or the Shareholders Agreement shall be true and correct in all material respects as of the date of this Agreement, the Corporate Separation Approval Date and the Closing Date, respectively, as if made on each of these dates (except to the extent



                                                                             21.

                that any such representation and warranty is specifically provided only as of an earlier date, in which case such representation and warranty shall be true and correct in all material respect on such earlier date);

        (e) the Company shall be duly incorporated and operated by or on behalf of the Vendor under the laws of Japan in accordance with the substance of SCHEDULE 1;

        (f) no preliminary or final injunction or any other order which determines completion of the transactions contemplated herein to be illegal shall have been made;

        (g) the perfection, to the reasonable satisfaction of the Purchaser, of the transfer of the assets, liabilities and contracts relating to the Transferred Business to the Company (including but not limited to, the transfer of all the rights, obligations, assets and any other things to be transferred relating to or constituting any part of the Transferred Business) agreed by the parties hereto prior to the Closing;

        (h) all the Ancillary Agreements shall have been entered into by and between the Vendor, any Vendor Related Company, the Purchaser, the Company and any other party, as the case may be, on or before the Closing Date and, all obligations, if any, of the Vendor, the Vendor Related Company, the Company or other party which shall be performed on or before the Closing Date under the relevant Ancillary Agreement shall have been performed in all material respects; and

        (i) the Vendor shall have fully performed all its obligations which are required to be performed by it hereby prior to the Closing (including matters set out in SCHEDULE 1) except for those which do not materially or adversely affect this Agreement or the completion of the transactions contemplated herein generally, and the Vendor shall have provided the share certificates and documents required in CLAUSE 4.2.

8.3     FULFILLMENT BY WAIVER

        A condition referred to in CLAUSES 8.1 and 8.2 is only waived if the Purchaser or the Vendor gives a written notice of waiver of the condition to the Vendor or the Purchaser, as the case may be.



                                                                             22.

9.      OBLIGATION TO AVOID COMPETITIVE BUSINESS

9.1     DEFINITIONS

        The following definitions apply in this CLAUSE 9.

        "RESTRAINT PERIOD" means the period from the Corporate Separation Effective Date to the Closing.

        "RESTRAINT AREA" means Japan or any other area where the Transferred Business is carried out by the Company at any time during the Restraint Period.

        "RESTRAINED BUSINESS" means any business directly competitive with the business of the Company but does not include any other business other than the Transferred Business currently operated by the Vendor (being the hospital conveyance system business and semiconductor and liquid crystal manufacturing equipment businesses). The semiconductor and liquid crystal manufacturing equipment businesses consist of the EFEM business and the liquid crystal material loader and robot business.

9.2     RESTRAINT OBLIGATION

        Except as permitted by CLAUSE 9.3, the Vendor must not, and must not cause any Vendor Related Companies to, during the Restraint Period, in the Restraint Area:

        (a) promote or participate in any Restrained Business (whether on their own account, in partnership or joint venture or otherwise); or

        (b) have any interest in the Restrained Business (directly or indirectly, or through any interposed body corporate, trust, principal, agent, shareholder, beneficiary, or as an independent contractor, consultant or in any other capacity).

9.3     PERMITTED INVOLVEMENT

        CLAUSE 9.2 shall not prevent the Vendor, together with any Vendor Related Companies, being the holders in aggregate of less than 5% of the issued shares or units of a body corporate or unit trust listed on a stock market.

9.4     NON-INTERFERENCE

        The Vendor must not, and must not cause any Vendor Related Company to, in relation to the Restrained Business during the Restraint Period:

        (a)     disclose, or use to its advantage or to the disadvantage of the
                Company:

                (i) confidential information (excluding widely known information) about any customer of the Vendor relating to the Restrained Business as of the Corporate Separation Effective Date or any person who has been the customer of the Vendor relating to the Restrained Business within the 2 year



                                                                             23.

                        period prior to the Corporate Separation Effective Date (collectively, the "CUSTOMER"); or

                (ii) any Transferred Intangible Property of, or other confidential information about, the Company or its organization, finances, transactions or business; or

        (b)     employ or solicit to employ any employee of the Company.

9.5     REASONABLENESS OF RESTRAINT

        The Vendor agrees that each of the restraint obligations imposed by CLAUSE 9.2:

        (a) is reasonable in its extent (as to duration, geographical area and conduct) having regard to the interests of each party to this Agreement;

        (b) extends no further (in any respect) than is reasonably necessary; and

        (c) is solely to protect the Purchaser as purchaser of the Shares in respect of the goodwill of the Company and the Transferred Business.

10. TRANSFER OF TRANSFERRED BUSINESS UNDER CORPORATE SEPARATION AND RELATED MATTERS

10.1    TRANSFER OF TRANSFERRED BUSINESS

        The Vendor shall, unless otherwise provided for in this Agreement or the Shareholders Agreement, use its best endeavors to take all necessary procedures to properly transfer the assets and rights and obligations constituting the Transferred Business to the Company. Specific methods relating to the above shall be agreed upon between the Vendor and the Purchaser by the Corporate Separation Effective Date, however the procedures listed in SCHEDULE 19 are expected at the present time.

10.2    IT SYSTEM OF THE COMPANY

        The Vendor shall satisfy, by the Corporate Separation Effective Date, the technical requirements reasonably necessary for the smooth performance of the Transferred Business and from (and including) the Corporate Separation Effective Date, take all necessary measures to establish an IT system usable by the Company independently, including but not limited to the use by the Company of the Vendor's IT system and/or the development by the Vendor of an appropriate IT system for the Company. Usage fees and other usage conditions relating to such IT system shall be determined separately in the Ancillary Agreements relating to such IT system, agreed upon between the Vendor and the Purchaser.



                                                                             24.

10.3 TRANSITION MEASURES BEFORE OBTAINING PERMISSION UNDER THE CONSTRUCTION BUSINESS LAW

        Until the Company obtains the permission provided for in Article 3 of the Construction Business Law, the Vendor shall, in order to transfer the Transferred Business smoothly to the Company, use commercially reasonable endeavors to:

        (a) obtain the consent of the customers of the Transferred Business to the transfer of the Transferred Business from the Vendor to the Company;

        (b) with respect to the customers of the Transferred Business, remain after the Corporate Separation Effective Date as the counterparty to any agreements in respect of the construction related part of each such agreement only, and if the construction under any such contract is required before the Company obtains the construction business permission, the Vendor shall carry out such construction. After the Company has obtained the construction business permission, the Vendor shall assign its rights under the agreement to the Company and shall lose the same;

        (c) if the Company enters into any new agreements with customers before it obtains the construction business permission, it shall request customers to place orders not related to the construction (such as purchase or production of machinery) separately as much as possible, and the Vendor shall cooperate in the negotiations with such customers; and

        (d) if customers do not agree to place orders in the manner described in (c) above, the customer and the Vendor and the Company shall enter into an agreement, and if construction is necessary before the Company obtains the construction business permission, the Vendor shall undertake such construction and after the Company obtains the construction business permission, the Vendor shall lose its position as the party thereto and the Vendor shall cooperate in negotiations with such customer in relation to the entering into of such agreements.

11.     CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS



11.1    INFORMATION FALLING UNDER CONFIDENTIAL INFORMATION

        "CONFIDENTIAL INFORMATION" in this Agreement means (1) whether it is conveyed in writing, orally or by electronic media, any information (including but not limited to information, proprietary information, trade secrets, inventions, patents, designs, opinions, forecasts (financial or otherwise), project related information, drawings, financial statements, know-how and technology which require careful treatment for competitive reasons) provided or disclosed by either party or a company related to it or the Company (including but not limited to the directors of the Company) ("DISCLOSING PARTY") to the other party or a company related to it ("RECEIVING PARTY") in relation to this Agreement, the Company or the Transferred Business and (2) tangible or intangible items containing



                                                                             25.

        such information; provided that Confidential Information shall not include that which falls under any of the following items (a) through
        (c);

        (a) any information which was publicly known at the time of disclosure due to reasons other than the breach of this Agreement and any information which becomes publicly known after disclosure due to reasons other than the breach of this Agreement;

        (b) any information which was already obtained legally from any source other than the Disclosing Party without breaching the confidentiality obligations of the Receiving Party owed to the Disclosing Party hereunder, and any information which is hereafter obtained legally from any source other than the Disclosing Party without breaching the confidentiality obligations of the Receiving Party to the Disclosing Party hereunder; or

        (c) any information independently developed by the Receiving Party without reference to or use of Confidential Information disclosed by the Disclosing Party.

11.2    TREATMENT OF CONFIDENTIAL INFORMATION

        A Receiving Party agrees to comply with the following provisions in respect of Confidential Information unless otherwise consented in writing before or after the fact by the Disclosing Party:

        (a) the Receiving Party shall not use Confidential Information directly or indirectly, in any respect or for any reason, for itself or any third party except for the purpose of carrying out the transactions contemplated in this Agreement (the "PERMITTED PURPOSE") and shall not allow any third party to use the same;

        (b) in handling Confidential Information, the Receiving Party shall pay attention as if protecting its own proprietary information, useful information for competitive purposes or information relating to trade secrets, and keep the same confidential (in any case, at least to the extent considered reasonable);

        (c) the Receiving Party shall not copy or reproduce Confidential Information except as required to carry out the Permitted Purpose unless it obtains the prior written approval of the Disclosing Party in respect of that specific Confidential Information which it is necessary to copy or reproduce. In such case, the Disclosing Party shall not unreasonably withhold such written approval. The Receiving Party shall, on any such copy or reproduction, indicate that such Confidential Information is proprietary and confidential; and

        (d) In respect of disclosure of Confidential Information, disclosure by the Receiving Party shall be limited to those persons who have a "need to know" for the Permitted Purpose, employees of the Receiving Party subjected to a binding written obligation to keep the Confidential Information confidential, and any other person who is



                                                                             26.

                bound by enforceable regulations relating to professional responsibility in respect of the confidentiality of the Confidential Information.



11.3    RETURN OF CONFIDENTIAL INFORMATION

        If any transaction contemplated in this Agreement fails to be completed by Closing, the Receiving Party shall promptly:

        (a) Return to the Disclosing Party or destroy any and all Confidential Information disclosed to it;

        (b) Return to the Disclosing Party any and all Confidential Information distributed to any third parties by the Receiving Party or ensure that such third parties destroy any Confidential Information distributed to them, by taking all reasonable measures;

        (c) To the extent reasonably possible, delete any and all Confidential Information from the computers in which such Confidential Information is installed or programmed, and ensure that any third parties who received Confidential Information delete such Confidential Information from the computer in which the same is installed or programmed, to the extent reasonably possible by taking all reasonable measures; and

        (d) Destroy any and all reproductions, memos, reports, analysis results or memorandums prepared by or for the Receiving Party, which contains Confidential Information except for those required to be kept to comply with professional or legal obligations.

11.4    EXCEPTIONS

        A Party may make such disclosures in relation to this Agreement as it may think necessary:

        (a) to its professional advisers upon those persons undertaking to keep confidential any information so disclosed; or

        (b) Notwithstanding CLAUSE 11., the Receiving Party may disclose Confidential Information if so required by an order of a competent court or the Applicable Law then valid; provided that the Receiving Party shall promptly notify the Disclosing Party of such requirement so that the Disclosing Party may file a protective order or take other appropriate relief prior to such disclosure. The Receiving Party shall take any reasonable measures required by the Disclosing Party to support the filing of such protective order or other appropriate relief at the Disclosing Party's expense.



                                                                             27.

12.     INDEMNITY

12.1    INDEMNITY BY VENDOR

        (a) Subject to the terms and conditions of this Agreement, the Vendor shall defend, indemnify and hold the Purchaser harmless from and against all Claims, losses, liabilities, damages and expenses (including but not limited to reasonable fees and expenses of attorneys incurred in investigation or defense of any proceeding taken by third parties) ("DAMAGES") arising out of or related to the breach of a representation and warranty or covenant of the Vendor in this Agreement.

        (b) When the Purchaser comes to recognize that an event entitling the Purchaser to seek indemnity against the Vendor hereunder has occurred (including an event whereby a third party has initiated any proceeding against the Purchaser on grounds stated in the immediately preceding paragraph), the Purchaser shall notify the Vendor of the details of such event in writing without delay; provided that the Vendor will not be released from its liability against the Purchaser even if such notice is delayed, except to the extent of damages actually suffered by the Vendor due to such delay, which damages shall be deducted from the amount of the Vendor's liability.

        (c) With respect to a proceeding initiated by a third party, the Vendor shall have the right to assume the defense of such proceeding brought by the third party, at the Vendor's own expense, with counsel chosen by the Vendor, by giving written notice to such effect to the Purchaser within 30 days following the Vendor's receipt of notice to such effect from the Purchaser. If the Purchaser claims for indemnity against the Vendor, the Purchaser will promptly provide the Vendor with (1) copies of any notices and documents served upon the Purchaser and (2) all reasonable cooperation which the Vendor deems necessary to defend such claim by the Purchaser, including, without limitation, providing the Vendor and its outside legal counsel with access to any potentially-relevant documents, information, or individuals within the control of the Purchaser, other than any privileged documents. If any Confidential Information of the Purchaser is included in such documents or information, the Vendor and the Purchaser shall enter into appropriate confidentiality commitments to protect such documents or information. Notwithstanding that the Vendor may have elected by written notice to assume the defense of any claim by the Purchaser, the Purchaser will have the right to participate in the investigation and defense thereof, with separate counsel chosen by the Purchaser, but in such event, the fees and expenses incurred by the Purchaser for such separate counsel will be paid by the Purchaser.

        (d) Notwithstanding anything in this CLAUSE 12.1 to the contrary, with respect to any proceedings initiated by a third party, (1) the Vendor will have no obligation with respect to any Damages if the Purchaser, without the written consent of the Vendor, settles or compromises such proceedings or consents to the entry of any judgment and (2) the Vendor will not, without the written consent of the Purchaser with respect to any Damages (A) settle or compromise such proceeding or consent to the



                                                                             28.

                entry of any judgment (which does not include as an unconditional term thereof the delivery to the Purchaser of a written release of the Purchaser from all liability in respect of such proceeding duly signed by the relevant third party, which release will be reasonably satisfactory in form and substance to counsel for the Purchaser) or (B) settle or compromise any such proceeding in any manner that, in the reasonable judgment of the Purchaser or its counsel, will adversely affect the Purchaser other than as a result of monetary damages or other monetary payments.

        (e) Upon the payment of any settlement or judgment pursuant to this CLAUSE 12.1 with respect to any assertion by the Purchaser, the Vendor will be subrogated to all rights and remedies of the Purchaser against any third party in respect of such Purchaser's assertion to the extent of the amount so paid by the Vendor.

        (f) The indemnity provided for in this CLAUSE 12.1 will be the Purchaser's exclusive source of recovery against the Vendor with respect to the matters covered hereby.

12.2    INDEMNITY BY PURCHASER

        (a) Subject to the terms and conditions of this Agreement, the Purchaser shall defend, indemnify and hold the Vendor harmless from and against all Damages arising out of or related to the breach of a representation and warranty or covenant of the Purchaser in this Agreement.

        (b) When the Vendor comes to recognize that an event entitling the Vendor to seek indemnity against the Purchaser hereunder has occurred (including an event whereby a third party has initiated any proceeding against the Vendor on grounds stated in the immediately preceding paragraph), the Vendor shall notify the Purchaser of the details of such event in writing without delay; provided that the Purchaser will not be released from its liability against the Vendor even if such notice is delayed, except to the extent of damages actually suffered by the Purchaser due to such delay, which damages shall be deducted from the amount of the Purchaser's liability.

        (c) With respect to a proceeding initiated by a third party, the Purchaser shall have the right to assume the defense of such proceeding brought by the third party, at the Purchaser's own expense, with counsel chosen by the Purchaser. If the Vendor claims for indemnity against the Purchaser, the Vendor will promptly provide the Purchaser with (1) copies of any notices and documents served upon the Vendor and (2) all reasonable cooperation which the Purchaser deems necessary to defend such claim by the Vender, including, without limitation, providing the Purchaser and its outside legal counsel with access to any potentially-relevant documents, information, or individuals within the control of the Vendor, other than any privileged documents. If any Confidential Information of the Vendor is included in such documents or information, the Purchaser and the Vendor shall enter into appropriate confidentiality commitments to protect such documents or information. Notwithstanding that the Purchaser may have elected by written notice to assume the defense of any claim by the Vender, the Vendor will have the right to participate



                                                                             29.

                in the investigation and defense thereof, with separate counsel chosen by the Vendor, but in such event, the fees and expenses incurred by the Vendor for such separate counsel will be paid by the Vendor.

        (d) Notwithstanding anything in this CLAUSE 12.2 to the contrary, with respect to any proceedings initiated by a third party, (1) the Purchaser will have no obligation with respect to any claim by the Vender if the Vendor, without the written consent of the Purchaser, settles or compromises such proceedings or consents to the entry of any judgment and (2) the Purchaser will not, without the written consent of the Vendor with respect to any claim by the Vendor (A) settle or compromise such proceeding or consent to the entry of any judgment (which does not include as an unconditional term thereof the delivery to the Vendor of a written release of the Vendor from all liability in respect of such proceeding duly signed by the relevant third party, which release will be reasonably satisfactory in form and substance to counsel for the Vendor) or (B) settle or compromise any such proceeding in any manner that, in the reasonable judgment of the Vendor or its counsel, will adversely affect the Vendor other than as a result of monetary damages or other monetary payments.

        (e) Upon the payment of any settlement or judgment pursuant to this CLAUSE 12.2 with respect to any claim by the Vendor, the Purchaser will be subrogated to all rights and remedies of the Vendor against any third party in respect of such claim by the Vendor to the extent of the amount so paid by the Purchaser.

        (f) The indemnity provided for in this CLAUSE 12.2 will be the Vendor's exclusive source of recovery against the Purchaser with respect to the matters covered hereby.

12.3    SETTLEMENT OF DISPUTES

        (a) If there occurs any dispute, conflict or claim in respect of the following matters between the Vendor and the Purchaser, they shall use their respective reasonable endeavors to settle such dispute pursuant to this CLAUSE 12.3:

                (i)     interpretation of this Agreement;

                (ii) rights or obligations of the parties under this Agreement; or

                (iii) any other matters which arise in relation to this Agreement.

        (b) The chief executive officer (or equivalent senior representative) of the Vendor and the Purchaser shall discuss to settle such dispute within 10 Business Days after the occurrence thereof. If such dispute is settled thereby, the resolution shall be described in a statement signed by each party or representative thereof.

        (c) The Vendor and the Purchaser shall each not commence proceedings in respect of any dispute arising herefrom unless they comply with the provisions of this clause and except for requesting a provisional remedy; provided that if either the Vendor



                                                                             30.

                or the Purchaser fails to comply with the provisions of this clause, the other party may immediately commence proceedings in respect of such dispute.

        (d) The Vendor and the Purchaser shall pay for their own respective expenses and costs in relation to the proceedings provided in this clause.

        (e) Notwithstanding the provisions of this clause, until a dispute is settled, the parties shall perform their obligations under this Agreement without delay except to the extent that the subject matter of the dispute and matters inevitably dependent on the dispute may not be performed until such dispute is settled, further subject to both parties acting reasonably and faithfully in respect of such dispute (including but not limited to the subject matter of the dispute and the conditions which caused the dispute).

12.4    RESTRICTION OF DAMAGES

        (a) Notwithstanding the form of any Claim or proceedings (including but not limited to any indemnity, illegal act, breach of agreement, Claim or proceeding in relation to the representations and warranties), the Vendor's obligations arising from or in connection with a breach of the representations and warranties listed in this Agreement shall be limited to the amount by which the cumulative liabilities exceed JPY 5 millions and in any case, the total amount of the Vendor's obligations shall not exceed 50% of the Transfer Price.

        (b) Notwithstanding the form of any Claim or proceedings (including but not limited to any indemnity, illegal act, breach of agreement, Claim or proceeding in relation to the representations and warranties), the Purchaser's obligations arising from or in connection with a breach of the representations and warranties listed in this Agreement shall be limited to the amount by which the Purchaser's obligations exceed JPY 5 million, and in any case, the total amount of the Purchaser's obligations shall not exceed 50% of the Transfer Price.

13.     TERMINATION OF AGREEMENT

13.1    TERMINATION EVENT

        This Agreement may be terminated at any time before Closing:

        (a)     by mutual consent of the Vendor and the Purchaser;

        (b) if the conditions in CLAUSE 8.1 or 8.2 are determined not to be satisfied (and the Vendor or the Purchaser shall not have waived such conditions pursuant to CLAUSE 8.3) before the Closing Date, by the Vendor or the Purchaser;

        (c) in the case that Closing shall not have occurred by October 31, 2002 and if the terminating party is not in default under this Agreement or has not attributed to the delay or postponement of the Closing and does not have any part therein, by the Vendor or the Purchaser; or



                                                                             31.

        (d) if a Government Agency has made a final and unappealable order, decision or judgment to prohibit or restrict the completion of the transaction contemplated in this Agreement for good, by the Vendor or the Purchaser.

13.2    TERMINATION BY FORCE MAJEURE

        (a) Each party hereto shall, if default of a part or all of this Agreement by such party is due to any event which is beyond the reasonable control of such party (including but not limited to an act of God, war, riot, revolution, abandonment of workplace, measure by a Government Agency, laws and regulations, order of embargo on export, fire, strike or other labor dispute) ("FORCE MAJEURE EVENT"), have no responsibility for such default in relation to the other party; provided that if any delay or impossibility of performance of obligations under this Agreement by a party occurs or is threatened to occur as a result of the occurrence of a Force Majeure Event, that party shall promptly notify the other party to such effect in writing of the effect or, estimated effect of such occurrence. In such case, the party giving the notice shall use its commercially reasonable best endeavors to keep the effect of the suspended performance of obligations hereunder to the minimum and restart performance thereof as soon as possible.

        (b) Notwithstanding any other provisions of this Agreement, if there occurs any Force Majeure Event, the affected party shall notify the other party in writing and propose consultation pursuant to CLAUSE 16.10. If such consultation ends in failure, this Agreement shall terminate in relation to which neither party shall be responsible.

13.3    PROCEDURE AND EFFECT OF TERMINATION

        If this Agreement terminates pursuant to the preceding 2 clauses and the transactions contemplated herein are waived, a written notice of such termination and waiver shall promptly be given to the parties. Upon such notice, neither the Vendor nor the Purchaser shall be required to carry out any further acts and none of the parties or their related companies, directors, officers, shareholders, employees, contractors or agents shall have any further liabilities and this Agreement shall terminate and the transaction contemplated herein shall be waived; provided that CLAUSES 1, 7, 9, 11, 12, 15 and 16 shall be binding on the parties for good (in respect of CLAUSE 11, only for 5 years after the termination of this Agreement) if necessary for their stated purpose. The provisions of this clause shall not exempt the Vendor or the Purchaser from their respective responsibilities in relation to any breach of this Agreement made prior to the termination hereof.

14.     NOTICES

14.1    METHOD OF NOTICE

        A notice, consent or other communication ("NOTICE" in this CLAUSE 14) under this Agreement is only effective if it is in writing, signed and either given in person at the addressee's address or sent to the addressee by mail, fax or e-mail. Any party who gives a notice pursuant to the provisions of this CLAUSE 14.1 shall, after such notice is sent,



                                      32.

        confirm whether or not the other party has received the notice using a method other than the method used to send the original notice. If it is thereby (or otherwise) discovered that such notice has not reached the other party by the time on which it would normally do so, the party giving the notice shall promptly give another notice to the other party.

14.2    ADDRESS FOR NOTICES

        The addresses for notices under this Agreement shall be the following or as otherwise separately notified by a party to the other party in accordance with the method prescribed herein:

               THE VENDOR: SHINKO ELECTRIC CO., LTD.
               Address:           Toyo MK Building, 2-14 Toyo 7-Chome, Koto-ku,
                                  Tokyo, 135-8387, Japan
               E-mail Address:    takahashi-y@tokyo.shinko-elec.co.jp
               Fax number:        81-3-5683-1161
               Attention:         Yoshiaki Takahashi, Chief of Planning Section,
                                  Management Planning Division

               THE PURCHASER: ASYST JAPAN INC.
               Address:           Kaneko Dai-2 Building, 7th Floor,
                                  6-23 Shin-Yokohama 2- Chome, Kohoku-ku,
                                  Yokohama-shi, Kanagawa, 222-0033, Japan
               E-mail Address:    kyoshida@asyst.com
               Fax Number:        81-45-474-0830
               Attention:         Keiichi Yoshida, Head of Administration
                                  Department

14.3    CHANGE OF ADDRESS

        If the address or other contact details of any party as set out in CLAUSE 14.2 is changed, that party shall give prior written notice to the other party of such change.

15.     AMENDMENT AND ASSIGNMENT

15.1    AMENDMENT

        This Agreement can only be amended, supplemented or novated by another agreement signed by the parties.

15.2    ASSIGNMENT

        A party shall not assign, create a security or otherwise dispose of its rights and obligations or position under this Agreement without the written consent of the other party.

16.     GENERAL PROVISIONS

16.1    GOVERNING LAW



                                                                             33.

        This Agreement and the rights and obligations hereunder are governed by and construed in accordance with the laws of Japan. Each of the parties hereto upon execution hereof agrees to submit to the exclusive jurisdiction of the Tokyo District Court.

16.2    LANGUAGE

        This Agreement shall be executed in the Japanese language which shall be the official text hereof. Any translation of this Agreement into other languages shall be used only for the purpose of convenience and shall not affect the interpretation of the provisions of this Agreement.

16.3    LIABILITY FOR EXPENSES

        Each party must pay its own expenses incurred in negotiating and executing this Agreement.

16.4    GIVING EFFECT TO THIS AGREEMENT

        Each party must do anything (including sign any document) that the other party may reasonably require to give full effect to this Agreement.

16.5    WAIVER OF RIGHTS

        A right hereunder may only be waived in writing, expressly stating that the party who has such right thereby waives it, and shall be signed by such party, and:

        (a) no other conduct of a party (including but not limited to any examination undertaken by the Purchaser or the obtaining of any information by the Purchaser) operates as a waiver of the right or otherwise prevents the exercise of the right;

        (b) a waiver of a certain right on one or more occasions does not operate as a waiver of that right if it arises again; and

        (c) the exercise of a certain right does not prevent any further exercise of such right or of any other right.

16.6    OPERATION OF THIS AGREEMENT

        (a) Any right that a person may have under this Agreement is in addition to, and does not replace or limit, any other right that the person may have.

        (b) Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.



                                                                             34.

16.7    SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND OTHER PROCEEDINGS

        (a) The representations and warranties made by the Vendor and the Purchaser respectively in this Agreement shall survive all examinations and shall not cease to exist on Closing; provided that the term of survival of such representations and warranties shall be 1 year from the Closing. In respect of any Claims or proceedings arising from or in connection with the breach of any representations or warranties under this Agreement, neither party may make any Claim nor shall have any responsibility for proceedings unless such Claim or proceeding has been filed prior to the expiration of the relevant representation or warranty, irrespective of the form thereof (including but not limited to indemnities, illegal acts, breach of agreement, representations and warranties).

        (b) Any Claims for indemnity under this Agreement must be made within 1 year from Closing or in respect of any breach of obligations after Closing, within 1 year from the breach thereof.

        (c) The parties hereto may not terminate this Agreement after Closing and if a party incurs any damage due to breach of CLAUSE 6 VENDOR'S REPRESENTATIONS AND WARRANTIES, CLAUSE 7 PURCHASER'S REPRESENTATIONS AND WARRANTIES, CLAUSE 8 CONDITIONS PRECEDENT or any other provisions, by the other party, it shall only be entitled to those remedies listed in and pursuant to CLAUSE 12 INDEMNITY.

16.8    CONSENTS

        Where a party waives, agrees or consents under this Agreement, the party may:

        (a) waive, agree or consent, or not agree or consent, in its absolute discretion; and

        (b)     waive, agree or consent subject to conditions,

16.9    INCONSISTENCY WITH OTHER DOCUMENTS

        If this Agreement is inconsistent with any other document or agreement between the parties, this Agreement prevails to the extent of the inconsistency.

16.10   MATTERS NOT CONTEMPLATED IN THIS AGREEMENT

        If there occurs any doubt in relation to any matters not stipulated in this Agreement or in the interpretation hereof, the parties hereto shall settle the same upon consultation in good faith.

16.11   COUNTERPARTS

        If this Agreement is executed in counterparts, each copy shall be considered as an original.

(hereafter intentionally left blank)



                                                                             35.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate and affixed their names and seals, each retaining one copy.

May 24, 2002



                                 Shinko Electric Co., Ltd.

                                 Hirobumi Saeki, President and Director (Seal)

                                 Asyst Japan Inc.

                                 Josui Nashimoto, Representative Director (Seal)


                                                                             36.

                                  Schedule 17

            [Brand Name License Agreement executed as of 2002.10.01]


                                  (Translation)

                          BRAND NAME LICENSE AGREEMENT


      This Agreement is made and entered into by and among Kobe Steel, Ltd. (hereinafter referred to as "Kobe"), Shinko Electric Co., Ltd., (hereinafter referred to as "Shinko") and Asyst Shinko, Inc. (hereinafter referred to as "Asyst Shinko") in connection with licensing to Asyst Shinko, the right to use the trademark "SHINKO" held by Kobe and the trademark "System Power Mark" held by Shinko (hereinafter collectively referred to as the "Brand Names") which are contained in the List attached hereto, as follows:

(LICENSE)

Article 1 Upon the corporate separation taking effect under the corporate separation plan approved by special resolution at the shareholders' meeting of Shinko held on June 27th, 2002, Kobe and Shinko shall, in respect of the semiconductor wafer and liquid crystal glass substrate conveyance system (hereinafter referred to as the "Products") which are the subject products of the business transferred from Shinko to Asyst Shinko, grant Asyst Shinko without charge a non-exclusive right to use the Brand Names pursuant to the shareholders agreement (hereinafter referred to as the "Shareholders Agreement") executed by Shinko and Asyst Japan Inc. (hereinafter referred to as "Asyst Japan") on May 24th, 2002.

      (ii) Asyst Shinko shall not use the Brand Names in connection with any products other than the Products without the prior written consent of Kobe and Shinko.

      (iii) Asyst Japan shall obtain the consent of Kobe and Shinko if it intends to use the Brand Names as a domain name.

(MANNER OF USE)

Article 2 When Asyst Shinko uses the Brand Names for the Products or in advertisements, catalogues, transaction documents, advertising displays, envelopes, business cards or other display media (hereinafter referred to as the "Display Media") for the Products, it shall use them in accordance with the manner of use (hereinafter referred to as the "Manner of Use") described in Annex 1 as a suitable manner for the use of the Brand Names employed by Shinko prior to the execution date hereof, except when the Brand Names are used in the text of Display Media.

      (ii) If Asyst Shinko wishes to use the Brand Names in a manner different from the Manner of Use, it shall obtain the prior written consent of Kobe and Shinko. In addition, if Kobe or Shinko require Asyst Shinko to submit the Display Media in which the Brand Names are used in order to check the manner in which they are used, Asyst Shinko shall promptly submit to Kobe or Shinko either the Display Media or pictures or copies thereof.

      (iii) Asyst Shinko shall, as a general rule, use its trade name or abbreviated trade name in place on all Products or Display Media in which the Brand Names are used.

      (iv) Asyst Shinko may not, when using the Brand Names, link the Brand Names (other than as a generic name of the Products) to any trademark, emblem, ornament, symbol or letter without the prior written consent of Kobe and Shinko except in the manner permitted by the Manner of Use, such as use with the trade name of Asyst Shinko.

(QUALITY CONTROL)

Article 3 Asyst Shinko shall strictly control the quality of the Products on which the Brand Names are used.

      (ii) Shinko may, if necessary, request Asyst Shinko to permit it access to the facilities, offices and warehouses of Asyst Shinko for inspection in order to confirm the quality control of the Products. In this case, Shinko and Asyst Shinko shall consult with each other in good faith about such inspection; provided, however, that Asyst Shinko may not, without reasonable reason, refuse such inspection by Shinko. If Shinko determines that the Products have any defects, it shall notify the same and the detailed reason for such determination to Asyst Shinko in writing. Asyst Shinko shall immediately stop using the Brand Names on the Products which are so determined to have any defects by Shinko unless Asyst Shinko demonstrates on reasonable grounds that the determination notified by Shinko pursuant to the above is not rational and that the Products determined to have defects have no substantial adverse effect on the value of the Brand Names.

      (iii) If Asyst Shinko is held liable for the Products as the manufacturer thereof or if any dispute arises in connection therewith, it shall settle such dispute at its own responsibility and expense.

      (iv) If any warning, claim, suit or other legal proceedings are brought against Kobe or Shinko in connection with the Products on which the Brand Names are used, Asyst Shinko shall defend them at its own responsibility and expense and compensate them for any damages incurred by them.

(MAINTENANCE OF BRAND NAME RIGHT)

Article 4 Kobe and Shinko shall maintain at their own discretion the trademark rights (in the classification to which the Products belong) to the Brand Names contained in List 1 attached hereto; provided, however, that if Kobe or Shinko intends to cease maintaining the Brand Names, it shall notify the same to Asyst Shinko in advance and if Asyst Shinko wishes to maintain those Brand Names, it shall notify the same to Kobe or Shinko. Kobe or Shinko shall thereafter, after due consultation with Asyst Shinko, maintain the right to the Brand Names under the name of either Kobe or Shinko in accordance with the terms to be mutually agreed.

      (ii) If Asyst Shinko wishes to make a trademark application in any country in which such application for the Brand Names has not been filed, it shall notify the same to Kobe or Shinko. Kobe or Shinko shall, after due consultation with Asyst Shinko, apply for registration of the Brand Names under the name of Kobe or Shinko in accordance with the terms to be mutually agreed. Asyst Shinko shall, at the request of Kobe or Shinko, cooperate with Kobe or Shinko in the acquisition and maintenance of any such trademark rights to the Brand Names.

      (iii) Subject to the provisions of the preceding paragraph, if Kobe or Shinko make an application in the name of Kobe or Shinko with respect to the registration of the Brand Names in any country in which such application of the Brand Names has not been filed, the trademarks for which the application for registration is made in that country shall be included in the Brand Names covered by the license granted hereunder from the date of such application by Kobe or Shinko, and Asyst Shinko shall not be required to make any additional payment in relation to the licensing of such trademarks to Kobe and/or Shinko.

(IDENTICAL OR SIMILAR BRAND NAMES)

Article 5 Asyst Shinko may not, for any reason, use any trademark, emblem or mark similar to the Brand Names and may not apply for registration of any trademark, emblem or mark identical or similar to the Brand Names.

      (ii) Asyst Shinko may not assign, pledge or license to any third person, the use of any trademark, emblem or mark similar to the Brand Names.

(INFRINGEMENT OF THE BRAND NAME RIGHT)

Article 6 If Asyst Shinko becomes aware of the use or threatened use of the Brand Names or any trademark, emblem or mark similar thereto by any third person, it shall promptly notify the same to Kobe or Shinko. Asyst Shinko shall, if Kobe or Shinko take any measures to stop such infringement of the trademark right by such third person, cooperate with Kobe or Shinko at their request.

      (ii) If Asyst Shinko becomes aware that the use of the Brand Names infringes or is likely to infringe any trademark of any third person, or receives an infringement notice from or is sued by any third person for use of the Brand Names which infringes his/her trademark right, Asyst Shinko shall immediately notify the same to Kobe and Shinko, providing copies of any related materials obtained thereby.

      (iii) In respect to the infringement of any trademark due to the use of the Brand Names, Asyst Shinko shall settle such issue at its own liability and expense. In such a case, Kobe or Shinko shall cooperate as necessary as requested by Asyst Shinko and Asyst Shinko shall bear any cost required for such cooperation.

      (iv) Kobe and Shinko hereby represent and warrant that, as of the execution date hereof, they have not received any infringement notice or claim to the effect that any of the Brand Names infringe any trademark right of any third person in the designated classification of the Products in any country in which such Brand Names are registered and, to the best of their knowledge, the Brand Names do not infringe any trademark right of any third person. Except for the above representations and warranties, Kobe and Shinko make no warranty as to the infringement by the Brand Names of any trademark right or other rights of any third person.

(CANCELLATION AND TERMINATION)

Article 7 If Asyst Shinko fails to perform its obligations hereunder, Kobe and Shinko may demand in writing that Asyst Shinko perform such obligations within one (1) month and if Asyst Shinko does not perform those obligations within that period, Kobe and Shinko may cancel this Agreement at any time thereafter by giving notice to that effect.

      (ii) When the Shareholders Agreement terminates or when the equity proportion of shares of Asyst Shinko held by Shinko or its related companies becomes less than one third of the total outstanding shares issued by Asyst Shinko, Kobe, Shinko and Asyst Shinko shall consult in good faith as to the handling of this Agreement, and if agreement is reached within thirty (30) days from the date of occurrence of the relevant event, this Agreement shall be handled pursuant to such agreement; provided, however, that if no agreement is reached with respect to the handling of this Agreement between Kobe, Shinko and Asyst Shinko within thirty (30) days from the date of occurrence of the relevant event, this Agreement shall terminate upon expiration of thirty (30) days from such date. For the purpose of this paragraph, "related companies of Shinko" means subsidiaries or affiliates (as defined in the Regulation Concerning Terminology, Forms and Method of Preparation of Financial Statements (Ministerial Ordinance of the Ministry of Finance, No.59 of 1963) of Shinko.

      (iii) If this Agreement is cancelled or terminated, Asyst Shinko shall immediately stop using the Brand Names unless otherwise agreed between Kobe, Shinko and Asyst Shinko, other than to the extent necessary for performance of any agreements relating to the Products existing at the time of such cancellation or termination.

      (iv) If Asyst Shinko notifies Kobe and Shinko of its intention to terminate this Agreement in writing upon giving a period of not less than 180 days notice, this Agreement shall be terminated upon expiration of such period. In this case, Asyst Shinko shall not be obliged to pay any amount to Kobe and/or Shinko.

(TERM)

Article 8 Unless this Agreement is canceled or terminated in accordance with the foregoing provisions, this Agreement shall remain effective for a period of ten (10) years from the execution date hereof; provided, however, that this Agreement shall automatically be extended for additional five (5) year periods (with the same applying thereafter), unless a notice stating their intention not to renew this Agreement is given by any of Kobe, Shinko or Asyst Shinko with reasonable grounds not later than thirty (30) days prior to the expiration of the term hereof.

(ASSIGNMENT)

Article 9 Neither Kobe, Shinko nor Asyst Shinko may assign to any third person their respective rights or obligations hereunder without obtaining the consent of all the parties hereto.

      (ii) Asyst Shinko may not assign, pledge or license to any third person, the use of the Brand Names.

(CONSULTATION)

Article 10 Any matters not stipulated herein shall be subject to the Trademark Law, Commercial Code, Civil Code or other laws and regulations and any doubt arising in connection with the provisions hereof shall be settled upon separate consultation between Kobe, Shinko and Asyst Shinko pursuant to the doctrine of good faith.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate as of the date hereof, each party retaining one (1) copy.


October 1, 2002

                       (Kobe)           Kobe Steel, Ltd.
                                        3-18, Wakinohama-cho 1-chome
                                        Chuo-ku, Kobe
                                        Hidemasa Okazaki
                                        Director, Intellectual Property Division

                       (Shinko)         Shinko Electric Co., Ltd.
                                        2-14 Toyo 7-chome, Koto-ku, Tokyo
                                        Hirofumi Saeki
                                        Representative Director

                       (Asyst Shinko)   Asyst Shinko, Inc.
                                        2-14 Toyo 7-chome, Koto-ku, Tokyo
                                        Hitochi Kawano
                                        Representative Director

[List]

              LIST OF REGISTRATION APPLICATIONS FOR THE BRAND NAMES

1  SHINKO

-----------------------------------------------------------------------------------------
                                                         Application      Registration
No     Brand Name       Country      Classification      Number           Number
-----------------------------------------------------------------------------------------
1      SHINKO           Japan        69                  S28-027116       449381
-----------------------------------------------------------------------------------------
2      SHINKO           Japan        09                  S37-017907       631798
       [Japanese
       characters]
-----------------------------------------------------------------------------------------
3      SHINKO           Japan        07                  2001-016613      4598572
-----------------------------------------------------------------------------------------
4      SHINKO           Taiwan       07                  85036517         857130
-----------------------------------------------------------------------------------------

Brand Name applications and registration in the classification to which the Products belong.

2  System Power Mark

---------------------------------------------------------------------------------------------------
                                                                     Application    Registration
No     Brand Name                    Country       Classification    Number         Number
---------------------------------------------------------------------------------------------------
1      System Power Mark             Japan               12          S37-010790     00617617
---------------------------------------------------------------------------------------------------
2      System power mark             Japan               12          S57-014023     01801994
       /Shinko Electric
       /Shinko Electric Co., Ltd.
---------------------------------------------------------------------------------------------------
3      System power mark             Japan               12          S57-014026     01801995
       /Shinko Electric
       /Shinko Electric  Co., Ltd.
---------------------------------------------------------------------------------------------------
4      System Power Mark             Japan               12          S57-034598     01814534
---------------------------------------------------------------------------------------------------
5      System Power Mark             Japan               12          S57-034601     01814535
---------------------------------------------------------------------------------------------------
6      System Power Mark             Japan               12          S61-033338     02044064
---------------------------------------------------------------------------------------------------
7      System Power Mark             Japan               12          H04-231071     03296987
---------------------------------------------------------------------------------------------------
8      System Power Mark             Taiwan              90          (69)1218       134109
---------------------------------------------------------------------------------------------------
9      System Power Mark             Taiwan              90          (69)1219       134110
---------------------------------------------------------------------------------------------------
10     System Power Mark             Taiwan              95          (69)10477      143077
---------------------------------------------------------------------------------------------------
11     System Power Mark             U.S.A.             7,9          668262         1511521
---------------------------------------------------------------------------------------------------
12     System Power Mark             U.S.A.              12          668259         1508018
---------------------------------------------------------------------------------------------------
13     System Power Mark             Canada                          585889         359329
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
14     System Power Mark             Germany         7,9,11,12       S44865/9WZ     1120434
---------------------------------------------------------------------------------------------------
15     System Power Mark             U.K.                7           1310343A       1310343
---------------------------------------------------------------------------------------------------
16     System Power Mark             U.K.                12          1310345A       1310345
---------------------------------------------------------------------------------------------------
17     System Power Mark             France            7,9,12        858395         1410978
---------------------------------------------------------------------------------------------------
18     System Power Mark             Italy             7,9,12        34744C/87      506093
---------------------------------------------------------------------------------------------------
19     System Power Mark             South Korea        7,12         87-10922       161625
---------------------------------------------------------------------------------------------------
20     System Power Mark             South Korea     7,(11),12       87-10923       164229
---------------------------------------------------------------------------------------------------
21     System Power Mark             Taiwan              84          (76)32487      401784
---------------------------------------------------------------------------------------------------
22     System Power Mark             China              7,12         94060585       0852788
---------------------------------------------------------------------------------------------------

        [Agreement on Use and Development Support of Information Systems
                           executed as of 2002.10.01]


                                  (Translation)

         AGREEMENT ON USE AND DEVELOPMENT SUPPORT OF INFORMATION SYSTEMS


      This Agreement on Use and Development Support of Information Systems (hereinafter referred to as the "Agreement") is made and entered into by and between Shinko Electric Co., Ltd. (hereinafter referred to as "Shinko Electric") and Asyst Shinko, Inc. (hereinafter referred to as "Asyst Shinko") in connection with the use, development and structuring of information systems by Asyst Shinko (see Attachment 1) and the expenses thereof, as follows:

Article 1  (Definition)

      The following terms used in the Agreement shall have the meanings set forth in this Article:

1. "Sales and Production System" means a system which processes businesses ranging from order entry, production and materials management to cost management. "Permanent Sales and Production System" means a new Sales and Production System structured with a new package to be operating from the Permanent System Operation Date, and "Temporary Sales and Production System" means a Sales and Production System structured by remodelling the existing Sales and Production System of Shinko Electric, which operates temporarily from October 1, 2002 until the Permanent Sales and Production System goes into operation;

2. "Personnel and Salary System" means a system which processes businesses of management of personnel information, employment, payroll accounting and welfare and social insurance. "Permanent Personnel and Salary System" means a new Personnel and Salary System structured with a new package to be operating from the Permanent System Operation Date, and "Temporary Personnel and Salary System" means a Personnel and Salary System structured by remodelling the existing Personnel and Salary System of Shinko Electric, which operates temporarily from October 1, 2002 until the Permanent Personnel and Salary System goes into operation;

3. "Accounting System" means a system which processes accounting services such as general accounting, management of funds and fixed assets, which are not processed by the Sales and Production System, Personnel and Salary System or the Engineering Systems. "Permanent Accounting System" means a new Accounting System structured with a new package to be operating from the Permanent System Operation Date and "Temporary Accounting System" means an Accounting System temporarily operating from October 1, 2002 until the Permanent Accounting System operates, consisting of (i) a system for accounting and fixed assets which is customized by Shinko Electric for Asyst Shinko with a new package software purchased in the market by Shinko Electric (hereinafter referred to as the "Accounting Services System") and
      (ii) an Accounting System structured by remodelling the existing system of Shinko Electric for management of receivables and payables and fund management (hereinafter referred to as the "Receivables and Payables Management System");

4. "Engineering Systems" means systems which processes businesses relating to technology, which are composed of the CAD System for Mechanical Design (including electronic drawing cabinet; the same shall apply hereafter), the automatic drawing support system and the print board production support system (Speed Net). "Permanent CAD System for Mechanical Design" included in the Engineering Systems means a new CAD System for Mechanical Design to be operating from the Permanent System Operation Date and "Temporary CAD System for Mechanical Design" means a CAD System for Mechanical Design structured by remodelling the existing CAD System for Mechanical Design, which operates temporarily from October 1, 2002 until the Permanent CAD System for Mechanical Design goes into operation;

5. "Each System" means the Sales and Production System (including both the Temporary Sales and Production System and the Permanent Sales and Production System), the Personnel and Salary System (including both the Temporary Personnel and Salary System and the Permanent Personnel and Salary System), the Accounting System (including both the Temporary Accounting System and the Permanent Accounting System) and the Engineering Systems (including all the Temporary CAD System for Mechanical Design, the Permanent CAD System for Mechanical Design, the automatic drawing support system and the print board production support system (Speed Net));

6. "Development Support" means a business to support the development of the Permanent Sales and Production System, the Permanent Personnel and Salary System, the Permanent Accounting System and the Permanent CAD System for Mechanical Design, which is entrusted by Asyst Shinko to Shinko Electric pursuant to Article 2, paragraph 3 hereof;

7. "Management and Operation" means to carry out scheduling, operation and data storage of systems, etc. in order to put the systems into operation;

8. "Use" means the use of the systems by each officer and employee (including part-time workers, inducted outside suppliers and loaned workers who are treated similarly to the employees) of Asyst Shinko as the user thereof in order to carry out his/her duties;

9. "Each Permanent System" means the Permanent Sales and Production System, the Permanent Personnel and Salary System and the Permanent CAD System for Mechanical Design;

10. "Each Temporary System" means the Temporary Sales and Production System, the Temporary Personnel and Salary System and the Temporary CAD System for Mechanical Design; and

11. "Permanent System Operation Date" means October 1, 2003 or any other day agreed by both parties hereto on which Each Permanent System goes into operation.

Article 2  (Rules for Structuring and Operation of Each System)

      The substance of structuring and operation and Development Support of Each System are as follows. For the avoidance of doubt, Schedule 2 merely sets forth an image of the development schedule pursuant to this Article and Schedule 2 itself shall not have any legal enforceability:

1.    The Permanent Sales and Production System, the Permanent Personnel and
      Salary

      System, the Permanent Accounting System and the Permanent CAD System for Mechanical Design shall be newly developed by Asyst Shinko at its expenses and on its responsibility not later than the Permanent System Operation Date, and shall be operated by Asyst Shinko at its expenses and on its responsibility from the Permanent System Operation Date;

2. Shinko Electric shall deliver to Asyst Shinko on the execution date hereof the business flow sheet for Each Permanent System drawn up for Asyst Shinko and any other flow sheet agreed between the parties hereto (hereinafter referred to as the "Business Flows, etc.");

3. Shinko Electric shall, upon development by Asyst Shinko of Each Permanent System, elect one (1) person from among employees of Shinko Electric as the development supporter who supports development of Each Permanent System of Asyst Shinko and cause such person to provide certain support to the possible extent such as giving instructions, providing information etc. and operation of computer terminal which are necessary for the relevant development, and Asyst Shinko shall, in consideration of such support, pay to Shinko Electric the development support fees provided for in Article 7, paragraph 1, item (1);

4. Each Temporary System (excluding the Accounting Services System; the same shall apply hereafter in this paragraph) shall be developed by Shinko Electric at its expenses and on its responsibility not later than September 30, 2002, by remodeling the existing system of Shinko Electric. Shinko Electric shall, during the period from the execution date hereof to the date on which Each Permanent System goes into operation, license Asyst Shinko to use Each Temporary System (which means to simply use such system and does not include copying or alteration thereof) and Asyst Shinko shall, in consideration of such license, pay to Shinko Electric the user fees provided for in Article 7, paragraph 1, item (2)(i). Shinko Electric shall, at its expenses and on its responsibility, manage and operate Each Temporary System;

5. Shinko Electric shall license Asyst Shinko to use the automatic drawing support system and the print board production support system (Speed Net) (which means to simply use such system and does not include copying or alteration thereof) of the Engineering Systems for one (1) year from the execution date hereof (provided that this shall not prevent the application of Article 10, paragraph 2 hereof), and Asyst Shinko shall, in consideration of such license, pay to Shinko Electric the user fees provided for in Article 7, paragraph 1, item
      (2)(ii). Shinko Electric shall, at its expenses and on its responsibility, manage and operate the automatic drawing support system and the print board production support system (Speed Net); and

6. Shinko Electric shall transfer the Accounting Services System to Asyst Shinko on the execution date hereof. Upon such transfer of the Accounting Services System, Shinko Electric shall deliver to Asyst Shinko the transubstantiated media of the Accounting Services System, manuals and other documents necessary to operate such system. Asyst Shinko shall, in consideration of such transfer, pay the transfer price provided for in
      Article 7, paragraph 1, item (3) complying with the due date and manner of payment set forth therein.

Article 3  (System Users)

      The users of the Temporary Sales and Production System, the Temporary Personnel and Salary System, the Receivables and Payables Management System, the Temporary CAD System for Mechanical Design, the automatic drawing support system and the print board production support system (Speed Net) shall be officers and employees of Asyst Shinko (including part-time workers, inducted outside suppliers and loaned workers who are treated similarly to the employees) and Asyst Shinko may not permit any other third person to use each of the above systems.

Article 4  (Contact Person Handling Troubles and Other Request)

      The contact person at Shinko Electric at the time of occurrence of troubles and for any request made by Asyst Shinko for handling any other matters in connection with the Temporary Sales and Production System, the Temporary Personnel and Salary System, the Receivables and Payables Management System, the Temporary CAD System for Mechanical Design, is as follows:

      Kenichiro Hori, Manager
      Information Systems Office, Management Planning Division (at Ise Plant) Phone:0596-36-1131
      e-mail: hori-k@ise.shinko-elec.co.jp

Article 5  (System Operation Time)

      The time of operation of the Temporary Sales and Production System, the Temporary Personnel and Salary System, the Receivables and Payables Management System, the Temporary CAD System for Mechanical Design, the automatic drawing support system and the print board production support system (Speed Net) shall be, in principle, subject to the schedules determined by Shinko Electric in advance; provided that Shinko Electric and Asyst Shinko shall consult with each other in respect of handling of any operation requested in advance by Asyst Shinko.

Article 6  (System Alteration)

      Asyst Shinko may not request Shinko Electric to make any alteration to the Temporary Sales and Production System, the Temporary Personnel and Salary System, the Receivables and Payables Management System, the Temporary CAD System for Mechanical Design, the automatic drawing support system and the print board production support system (Speed Net); provided that if it becomes necessity to alter above systems for any reason on the part of Shinko Electric, the alteration may be made after consultation with Asyst Shinko.

Article 7  (System User Fees, Development Support Fee and System Transfer Price)

1. Asyst Shinko shall pay to Shinko Electric each of the following fees and price in consideration of the Development Support, use of systems and transfer of system provided for in paragraphs 3 through 6 of Article 2:

      (1)   Development support fee for Each Permanent System

            JPY 660,000 per month (for the period from October 1, 2002 to September 30, 2003. Such development support fee shall include any expenses which Asyst Shinko is obliged to pay under Article 2, paragraph 3, for the dispatch of a development supporter);

      (2)   System user fee

            (i) Temporary Sales and Production System, Temporary Personnel and Salary System, Receivables and Payables Management System and Temporary CAD System for Mechanical Design

                  System user fee: JPY 5130,000 per month (for the period from October 1, 2002 to September 30, 2003);

            (ii) Automatic drawing support system and print board production support system (Speed Net)

                  System user fee: JPY 710,000 per month (for the period from October 1, 2002 to September 30, 2003); and

      (3)   Transfer price of the Accounting Services System

                  JPY 360,000 (which includes purchase price of the new package software and annual maintenance fees, subject to certain excise tax.).

2. The fees set forth in items (1) and (2) above shall be due on the end of each month, and Asyst Shinko shall pay the equivalent amount to Shinko Electric by way of bank transfer to the account designated by Shinko Electric by the date reasonably prior to such due date. The due date of the transfer price set forth in item (3) above shall be October 30, 2002, and Asyst Shinko shall pay the equivalent amount to Shinko Electric by way of bank transfer to the account designated by Shinko Electric by the date reasonably prior to such due date.

Article 8  (Compensation for Damages and Indemnification)

1. If either of Shinko Electric or Asyst Shinko breaches any of the provisions hereof due to willful misconduct or gloss negligence of such party, the other party may claim for damages arising out of such breach.

2. Notwithstanding the preceding paragraph, Shinko Electric shall not, unless it is attributable to the willful misconduct or gross negligence of Shinko Electric, be responsible to Asyst Shinko for the substance of the Business Flows, etc. delivered in accordance with Article 2, paragraph 2 in connection with Each Permanent System and for defect in any permanent system developed by Asyst Shinko.

3. Notwithstanding paragraph 1 above, Shinko Electric shall not, unless it is attributable to the willful misconduct or gross negligence of Shinko Electric, be liable to Asyst Shinko for damages incurred by Asyst Shinko due to non-operation, improper operation or any other defect in Each Temporary System for any reason.

Article 9  (Security Measures)

      Shinko Electric and Asyst Shinko shall separately consult with each other on the specific security measures for Each System, sharing of costs, etc.

Article 10  (Term and Termination of Agreement)

1. With respect to the Development Support of Each Temporary System and Each Permanent System set forth in Article 2, paragraph 3, the term of this Agreement shall be from the date of this Agreement until the Permanent System Operation Date, except for the cases where it is otherwise specifically provided for in paragraph 3 or 5 of this Article or any other provisions hereof, or where it is otherwise agreed between both parties.

2. In the case of the automatic drawing support system and the print board production support system (Speed Net), the term of this Agreement shall be, except for the cases where it is otherwise specifically provided for in the proviso of this paragraph, paragraph 4 or 5 of this Article or any other provisions hereof, or where it is otherwise agreed between both parties, one (1) year from the date of this Agreement, and it shall be renewed for the additional period of one (1) year commencing from the date immediately following the expiration, with the same conditions as those provided for in this Agreement, and the same shall apply to any terms thereafter (subject to the provision of paragraph 4 of this Article); provided, however, that each party may, unless otherwise agreed, terminate this Agreement on or after October 1, 2003, by giving six months prior notice to the other party.

3. If by the operation date of Each Permanent System it becomes certain that the number of voting rights of Asyst Shinko held by Shinko Electric or its affiliated companies becomes one third or less of the total voting rights of all the shareholders of Asyst Shinko, Shinko Electric and Asyst Shinko shall have consultation in good faith with respect to handling of this Agreement relating to the Development Support of Each Temporary System and Each Permanent System set forth in Article 2, paragraph 3, and where the parties have reached an agreement within thirty (30) days from the actual occurrence of such event, this Agreement shall be handled in accordance with the detail of such agreement; provided, however, where no agreement was made between Shinko Electric and Asyst Shinko concerning the handling of this Agreement within such thirty (30) days period, this Agreement shall inevitably be terminated with a lapse of six months after occurrence of such event, or prior thereto when Asyst Shinko has ceased to use Each Temporary System and declared that it needs no Development Assistance referred to in Article 2, paragraph 3.

4. If after the execution of this Agreement it becomes certain that the number of voting rights of Asyst Shinko held by Shinko Electric or its affiliated companies becomes one third or less of the total voting rights of all the shareholders of Asyst Shinko, the preceding paragraph shall apply mutatis mutandis to the handling of this Agreement with respect to the automatic drawing support system and the print board production support system (Speed Net).

5. If either Asyst Shinko or Shinko Electric failed to perform the obligations hereunder and even after giving written demand for the performance of obligations within a reasonable period such failing party has not performed same within the said period, then the other party may terminate this Agreement at any time by giving a notice.

6. Notwithstanding paragraph 5 above, provisions of Articles 8, 12, 13 and 15 shall survive the termination of this Agreement.

Article 11  (Confidentiality)

      Shinko Electric and Asyst Shinko shall keep confidential all technical and business information provided to them in the course of execution and performance of this Agreement in accordance with the provisions of the "Comprehensive Confidentiality Agreement" dated October 1, 2002 between Shinko Electric and Asyst Shinko.

Article 12  (Consultation)

      Matters not stipulated herein or any doubt arising with respect to the interpretation hereof shall be determined at each time upon consultation between the parties hereto.

Article 13  (Jurisdiction and Governing Law)

      This Agreement shall be governed by and construed in accordance with the laws of Japan. Shinko Electric and Asyst Shinko hereby agree to submit to the exclusive jurisdiction of the Tokyo District Court with respect to any dispute arising out of or in connection with this Agreement.

Article 14  (Assignment of Contractual Position)

      Each of Shinko Electric and Asyst Shinko shall not assign to any third person or otherwise dispose of all or any part of its rights and obligations or its contractual position hereunder without obtaining a prior written consent of the other party.

Article 15  (Entire Agreement)

      This Agreement constitutes the entire and final agreement between the parties, and replaces and supersedes any and all prior consents or agreements between the parties relating to the matters stipulated herein. This Agreement may be amended only by a written agreement between the parties hereto.

IN WITNESS WHEREOF, Shinko Electric and Asyst Shinko have executed this Agreement in duplicate by placing their signatures and seals thereon, each retaining one original copy.


October 1, 2002


                                                       Shinko Electric Co., Ltd.
                                   Toyo MK Building, Toyo 7-2-14, Koto-ku, Tokyo

                                                       by: Saeki Hirobumi [seal]
                                                                       President

                                                              Asyst Shinko, Inc.
                                   Toyo MK Building, Toyo 7-2-14, Koto-ku, Tokyo

                                                       by: Kawano Hitoshi [seal]
                                                         Representative Director

             [Intellectual Property Rights Mutual License Agreement
                           executed as of 2002.10.01]


                                  (Translation)



              INTELLECTUAL PROPERTY RIGHTS MUTUAL LICENSE AGREEMENT


This Agreement is made and entered into by and between SHINKO ELECTRIC CO., LTD. ("SHINKO") and ASYST SHINKO INC. ("ASYST SHINKO") with respect to the treatment of the intellectual property rights held by Shinko in connection with the hospital conveyance system business and semiconductor liquid crystal hardware business (the semiconductor liquid crystal hardware business consisting of the EFEM business and robot business) ("SDK BUSINESS ") and of the intellectual property rights held by Asyst Shinko in connection with the semiconductor wafer and liquid crystal glass platform conveyance system business ("ASI BUSINESS"), as follows:

Article 1  Definitions

The terms used herein shall have the respective meanings indicated below:

1. "LICENSOR" means a party which grants an ordinary license of Intellectual Property Rights in accordance with Article 2.

2. "LICENSEE" means a party which acquires an ordinary license of Intellectual Property Rights in accordance with Article 2.

3. "INTELLECTUAL PROPERTY RIGHTS" means patents, patents under application, utility models, designs, trademarks, rights concerning software, Know How, and all other intellectual property rights and other technical information relating to such intellectual property rights, etc.

4. "KNOW HOW" means any information and knowledge, whether tangible or intangible, required to be kept confidential as a business secret, which are held and controlled by the Licensor as of the date hereof.

5. "IMPROVED TECHNIQUE" means any improvements or modifications relating to the Intellectual Property Rights defined above and any other techniques which have a technical operative effect identical or similar to such Intellectual Property Rights.

6. "RELATED COMPANIES" means "Related Companies" and "Subsidiaries" as defined in the

     Regulations Concerning Terminology, Forms and Method of Preparation of Financial Statements (Ministerial Ordinance of Ministry of Finance, No. 59 of 1963) (according to which, Kobe Steel, Ltd. shall not be treated as a Related Company of Shinko, and Asyst Japan Inc. and its parent company, Asyst Technologies, Inc. shall not be treated as Related Companies of Asyst Shinko herein).

Article 2  Mutual License without Royalty

With respect to the treatment of the Intellectual Property Rights held by Shinko and Asyst Shinko as of the date hereof, it is agreed that:

1. Shinko shall grant, without royalty, to Asyst Shinko, for use in relation to ASI Business only, an ordinary license to the Intellectual Property Rights listed in Annex A (collectively the ""A" INTELLECTUAL PROPERTY RIGHTS") which have not been transferred or assigned to Asyst Shinko and have been held by Shinko since the date before the effective date of the split off (the "SPLIT OFF") under the split off program approved by a special resolution passed at the shareholders meeting of Shinko held on June 27, 2002; provided, however, that only a restrictive right to use as described in Annex 1 shall be granted with respect to the rights concerning software of the "A" Intellectual Property Rights.

2. Asyst Shinko shall grant, without royalty, to Shinko, for use in relation to SDK Business only, an ordinary license to the Intellectual Property Rights listed in Annex B (collectively the ""B" INTELLECTUAL PROPERTY RIGHTS") which have been transferred and assigned to Asyst Shinko by way of the Split Off; provided, however, that only a restrictive right to use as described in Annex 1 shall be granted with respect to the rights concerning software of the "B" Intellectual Property Rights.

Article 3  Grant of Sublicense to Third Parties

1. The Licensee shall not, without the written consent of the Licensor, with respect to the "A" and "B" Industrial Property Rights, sublicense, transfer or assign the ordinary license granted to it or create a security interest thereon to or in favor of any third party other than a company, 50% or more of the shares of which are held by Shinko or Asyst Shinko; provided, however, that the Licensee shall be entitled to grant a sublicense with respect the "A" and "B" Industrial Property Rights to a third party, but only if the Licensee has consigned its production work to such third party in connection with the SDK Business or ASI Business conducted by it and such third party assumes obligations equal to that of the Licensee hereunder.

2. The Licensor shall not, grant, transfer or assign any exclusive license with respect to the

     "A" or "B" Intellectual Property Rights owned by the Licensor or create any security interest thereon to or in favor of a third party, unless the Licensor gives notice of the same to the Licensee and enters into an agreement with such third party to the effect that the ordinary license without royalty held by the Licensee remains in effect.

3. If either party hereto grants any license to a third party, such party shall make the relevant third party approve and comply with each provision herein.

Article 4  Registration of License

The Licensee shall, at any time upon making a request to the Licensor, be entitled to register the "A" and "B" Intellectual Property Rights with respect to which an ordinary license has been granted, at its own cost, and the other party shall corporate therewith.

Article 5  Technical Information

     The Licensor shall disclose to the Licensee all Know How and technical documents which relate to any of the following:

1. all drawings, designs, specifications, material lists, other technical information and details and related information concerning such technical information necessary for the implementation of the license of the Intellectual Property Rights with respect to which an ordinary license has been granted to the Licensee; and

2. copies of all documents relating to applications for industrial properties such as patent rights, utility model rights, design rights and trademark rights which are included under the ordinary license, registrations of copyright, circuit layout rights or other rights or any other procedures similar thereto made by or on behalf of the Licensor, a list of the countries in which such applications, registrations, etc. have been made and a detailed description of the status of all such applications, registrations, etc.

Article 6  Improved Techniques

1. If either party hereto develops or acquires any Improved Technique (but only where the party develops or acquires all of the rights concerning the Improved Technique; with the same to apply hereafter) in relation to the "A" or "B" Intellectual Property Rights owned by them respectively or in relation to the ordinary license granted to them by the other party in accordance with Article 2 hereof, such party shall disclose to the other party, in relation to any and all such Improved Techniques, all drawings, designs, specifications, material lists and other technical information, and all details and related information concerning such technical information (including the date of completion of the development or acquisition of such Improved Technique or information on the developer) after the completion of the development or acquisition of such Improved Technique without delay. For the purpose of this Article 6, the party which acquires the Improved Technique shall be referred to as the Improved Technique Licensor and the party which receives disclosure of information concerning the Improved Technique shall be referred to as the Improved Technique Licensee.

2. Any and all Improved Techniques acquired by a party in relation to the "A" and "B" Intellectual Property Rights during the term hereof shall be included in the Intellectual Property Rights subject to the license granted hereunder from the day on which the Improved Technique Licensor makes such disclosure regarding the relevant Improved Technique to the Improved Technique Licensee pursuant to the preceding paragraph, and the Improved Technique Licensee shall not be obliged to make any additional payments concerning the license of the Improved Technique to the Improved Technique Licensor or any other person.

3. If the Improved Technique is developed or acquired by the Improved Technique Licensor based on developments or commissions, etc., made to its Related Companies or if the Improved Technique relates to joint developments or acquisitions between the Improved Technique Licensor and its Related Companies, the provisions of the preceding two (2) paragraphs shall apply only when the approval of such Related Companies is obtained, and the Improved Technique Licensor shall exert its best efforts to obtain such approval from those Related Companies.

4. If the Improved Technique is developed or acquired by the Improved Technique Licensor based on developments or commissions, etc., made to any third persons other than its Related Companies or if the Improved Technique relates to joint developments or acquisitions between the Improved Technique Licensor and any third person other than its Related Companies, the provisions of paragraphs 1 and 2 above shall apply only when the approval of such third person is obtained, and the Improved Technique Licensor shall exert commercially reasonable efforts to obtain such approval from such third person.

Article 7  Technical Guidance

1. If the Licensee makes a written request from time to time during the term of this Agreement and the Licensor considers such request appropriate, the Licensor shall dispatch a reasonable number of engineers (the "ENGINEERS") to the Licensee for the purpose of technical advice and guidance necessary for the implementation by the Licensee of the license with respect to the "A" and "B" Intellectual Property Rights or for other purposes mutually agreed between the parties hereof. The maximum term of the dispatching of such Engineers shall not exceed 30 days per annum for each Engineer; provided, however, that such maximum term may be extended for not more than 30 days subject to agreement between the parties, and the same shall apply thereafter.

2. The Licensee shall pay to the Licensor a dispatching fee in the amount per one Engineer agreed between the parties, and shall bear all the lodging expenses, traveling expenses and other expenses incidental thereto (including any amounts equivalent to consumption tax and local consumption tax necessary for the relevant expenses) which the Licensor reasonably requires in connection with the dispatching of its personnel.

3. The Licensee shall have the entire responsibility for undertaking all activities necessary to protect the life and property of the Engineers. Upon the reasonable request of the Engineers, the Licensee shall arrange at its own expense appropriate doctor and/or hospital facilities.

Article 8  Non Registration of Technical Information and Know How

The Licensee shall not apply for any industrial property rights such as patents, utility models, designs or trademark on the basis of the technical information or the Know How provided by the Licensor nor shall it register any copyrights, circuit layout rights or other rights without the prior written consent of the Licensor.

Article 9  Records and Reports

The Licensee shall report to the Licensor the status of the implementation and availability of the "A" and "B" Intellectual Property Rights upon the request by the Licensor without delay.

Article 10  Infringement Measures

If either party discovers that any third party is infringing or is likely to infringe any of the intellectual property rights under this Agreement, such party shall immediately notify the same to the other party, giving a description of such infringement (including of any likely infringement) by the third party and any related information obtained thereby, and the Licensor shall take measures to prevent such infringement at its own expense and the Licensee shall corporate therewith.

Article 11  No Responsibility for Infringement of Third Party's Right

1. If the Licensee becomes aware that the use of the "A" and "B" Intellectual Property

     Rights infringes or is likely to infringe the Intellectual Property Rights of any third party or receives a warning from or is sued by a third party to the effect that the use of the "A" and "B" Intellectual Property Rights by the Licensee infringes the Intellectual Property Rights of such third party, it shall notify the Licensor of the same, sending any related documents obtained thereby.

2. The Licensee shall be liable for and must bear the cost of settling the infringement of any Intellectual Property Rights resulting from the use of the "A" and "B" Intellectual Property Rights, (provided that each of the Licensor and the Licensee shall separately consult with each other in respect to the proportion of their respective burden of the costs incurred pursuant to the above and the conclusive proportion thereof shall be subject to the agreement reached by the parties at such separate consultation). In this case, each Licensor of the "A" and "B" Intellectual Property Rights shall provide all necessary cooperation at the reasonable request of each Licensee; provided, however, that, if such infringement results only from the willful misconduct or gross negligence of the Licensor, the Licensee shall not be required to meet the obligations provided for in this paragraph and each Licensor shall settle the matter at its own liability and expense.

3. Shinko represents and warrants as of the date hereof that it has not received any warnings or claims, other than the facts as described in Annex 2, to the effect that the "A" and "B" Intellectual Property Rights infringe any patent, etc. of any third party and that, to the best of its knowledge, it is not in infringement of any patent rights of any third party. Except for the above-mentioned representation and warranty, Shinko makes no representations or warranties with respect to the non-existence of infringement by the "A" and "B" Intellectual Property Rights of any Intellectual Property Rights of any third party or the validity of the "A" and "B" Intellectual Property Rights.

4. In no event shall the Licensor assume any liability with respect to any damages caused by or resulting from those rights provided to the Licensee hereunder or the use thereof.

5. The provision of the Technological Information or the grant of the licenses hereunder shall not be deemed to be a guarantee of the non-existence of infringement of the Intellectual Property Rights held by any third party, or of the validity of the "A" and "B" Intellectual Property Rights.

Article 12  Confidentiality

Shinko and Asyst Shinko shall keep confidential the Know How making up the "A" and "B" Intellectual Property Rights and any the technical and business information provided on a confidential basis in accordance with the Comprehensive Confidentiality Agreement dated October 1, 2002 between Shinko and Asyst Shinko.

Article 13  Term

1. Except as provided for in Article 14, this Agreement shall be effective during the period from the date hereof to the date on which both of the "A" and "B" Intellectual Property Rights are extinguished, provided however that the provisions of Article 11, 12 and 14, 15, and 17 shall continue in force thereafter.

2. Notwithstanding the provisions of the preceding paragraph, if it becomes certain that the proportion of the number of voting rights of shares of Asyst Shinko held by Shinko or its Related Companies will become less than one third of the number of voting rights of all the shareholders of Asyst Shinko, the parties hereto shall consult with each other in good faith as to the handling of the Improved Technique, and if agreement is reached within thirty (30) days from the date of occurrence of the relevant event, the Improved Technique shall be handled pursuant to such agreement; provided, however, that if no such agreement concerning the handling of the Improved Technique is reached within thirty (30) days from the occurrence of such event, the provisions of Article 6 hereof shall lose effect as from the expiration of thirty (30) days from the occurrence of the relevant event.

Article 14  Unilateral Cancellation and Damage Compensation

1. If any of the events set forth in items (i) through (iii) and (iv) below occurs with respect to a party and if, after the other party demands to the first such party, the cure of such event within a period of no less than 10 days and such event is not cured within that period, or if the event set forth in item (iv) occurs, then Shinko and Asyst Shinko shall be entitled to cancel that part of this Agreement (but only that part) which consists of the grant of the ordinary license to the other party (the "UNILATERAL AGREEMENT"):

     (i) if the party makes false reports or commits any unlawful act with respect to the implementation of this Agreement;

     (ii) if the party becomes involved in any dispute, directly or indirectly, with respect to the validity of the "A" or "B" Intellectual Property Rights;

     (iii) If the party fails to cooperate in measures to prevent infringement set forth in Article 10 without reasonable grounds;

     (iv) If it becomes clear that the representations and warranties provided for in Article 11 hereof are not true; or

     (v)   if the party breaches the confidentiality obligation set forth in
           Article 12.

     In this case, the Unilateral Agreement (only) shall terminate as of the date on which the cancellation notice reaches the other party, at which time such other party shall also cease to have the ordinary license granted hereunder.

2. In addition to the preceding provisions, if a party fails to perform any of its obligations hereunder and if, after the other party demands the performance of such obligation within a period of no less than 10 days, the first mentioned party does not perform such obligation within such period, then Shinko or Asyst Shinko shall be entitled to cancel the Unilateral Agreement by written notice. In this case, the Unilateral Agreement shall terminate as of the date on which such notice reaches the other party.

3. In the event of the preceding two (2) paragraphs, Shinko or Asyst Shinko shall be entitled to claim damages against the other party in case of the willful misconduct or negligence of the other party.

4. The provisions of the proviso of Article 13, paragraph 1 shall be applied even after this Agreement is terminated or cancelled under this Article.

Article 15 Obligation to Return and Restriction on Use of Know How after Termination

If the Licensee loses the ordinary license granted hereunder upon the expiration of the term set forth in Article 13 or upon the unilateral cancellation set forth in Article 14, then, for all purposes, the Licensee shall immediately suspend the use of the Know How, business secrets and technical information provided by the Licensor, and shall return or destroy (if the Licensor so consents) the documents or data containing such Know How within fourteen (14) days of the loss of such ordinary license.

Article 16  Consultation

Matters not stipulated herein or any doubts arising with respect to the interpretation of this Agreement shall be determined from time to time upon consultation between the parties.

Article 17  Jurisdiction and Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Japan. Shinko and Asyst Shinko agree to submit to the exclusive jurisdiction of the Tokyo District Court over any dispute arising out of or in connection with this Agreement.

Article 18  Assignment of Contractual Position

Neither Shinko nor Asyst Shinko shall transfer, assign or otherwise dispose of all or any part of their respective rights or obligations or contractual position hereunder to any third party without the prior written consent of the other party.

Article 19  Entire Agreement

This Agreement shall constitute the entire and conclusive agreement between the parties and replaces and supercedes any prior agreement and understanding between the parties relating to the provisions hereof. This Agreement may be modified only by written agreement by the parties hereto.

IN WITNESS WHEREOF, this deed is executed in two originals to which Shinko and Asyst affix their name and seal, each retaining one original.


October 1, 2002


                           2-14, Toyo 7-chome, Koto-ku, Tokyo, Japan

                           SHINKO ELECTRIC, CO., LTD.

                           President and Representative Director: Hirofumi Saeki



                           2-14, Toyo 7-chome, Koto-ku, Tokyo, Japan

                           ASYST SHINKO, INC.

                           President and Representative Director: Hitoshi Kono




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                                                                         Annex A


[A list of the Intellectual Property Rights held by Shinko and with respect to which a license will be granted to Asyst Shinko will be inserted here.]




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                                                                         Annex B


[A list of the Intellectual Property Rights which will be transferred to Asyst Shinko and with respect to which a license will be granted to Shinko will be inserted here.]




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                                                                         Annex 1


              Special Provisions concerning Rights to Use Software


1.   Definitions

          In this Annex 1, the following terms have the respective meanings indicated below:

          (1)  "SOFTWARE" means what is described in each following provisions;

               (i) computer programs (including Object Codes and Source Codes, and amended versions, extended versions and/or updated or secondary works thereof, and all the reproductions of the above-mentioned matters)

               (ii) Software Documents regarding the preceding provision.

          (2) "OBJECT CODE" means a program which is generated by compiling a Source Code and which is possible to be directly loaded to computer system and executed.

          (3) "SOURCE CODE" means a program described in programming language to be recognized by human, which programmers with skills are able to understand, and which is impossible to be executed without compiling or interpreting into an Object Code.

          (4) "SOFTWARE DOCUMENTS" means technical materials related to software and general technical materials (such as instruction manuals, data sheets, design specifications, design drawings and logic diagrams) and information included in these materials.

2.   Delivery of Software

          In relation to the software relating to which a license is granted under this Agreement, the Licensor shall deliver Object Codes, Source Codes (excluding Source Codes belonging to third parties' rights in relation to which the Licensor is imposed any limitation) and Software Documents.

3.   License of Software

          The content of the license of the rights concerning software set forth in Article 2, paragraph 1 and 2 herein shall be as follows.

          (1) The Licensor shall grant the Licensee the nonexclusive licenses as follows:.


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               (a)  use

               (b) reproduction and alteration (including diversion into other Software)

               (c)  sale (excluding disclosure of Source Codes)

               (d) license to a third party a right to use as mentioned in (a) above

          (2) Notwithstanding the preceding paragraph, the Licensee shall not disclose to any third party the Source Code of Software relating to which a license is granted without the written authorization by the Licensor

4.   Version Control

          (1) Versions of Software shall be controlled by the Licensor, provided however that new versions which the Licensee alters, etc. independently shall be controlled by the Licensee and in relation to such new version, the Licensor shall have no liability.

          (2) Notwithstanding the preceding paragraph, the Licensee may consign the control of new versions which the Licensee alters, etc. independently to the Licensor for value.




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                                                                         Annex 2


                Exceptions to the Representation and Warranties
                     provided for in Article 11, paragraph 3


As exceptions to the representation and warranties provided for in Article 11, paragraph 3, the following facts exist as of the execution date hereof.

1. By the content-certified mail as of August 8, 2002, Auckland UniServices Limited and DAIFUKU CO., LTD. lodged the following protest through their counsel, Mori Sogo Law Office.

     (1) The overhead feed device (OHS) which Shinko sold NEC Yamagata Ltd. and UMC of Taiwan, etc. infringes the patent number 2667054, claim 22 (invention regarding aluminum rail) regarding "Inductive power distribution system" owned by Uniservices Limited.

     (2) The overhead feed devices (OHT, OHS and Super Rim Liner F3) which Shinko produces and sells infringes the above-mentioned patent number 2667054, claim 30 (control regarding circuit structure) in light with the circuit structure used in these devices.

2. The patents in relation to the products of Shinko regarding which the above-mentioned protest was lodged are the following three (3) patents, which are to be licensed to Asyst Shinko pursuant to this Agreement.

     [Related Patents]

     Annex A   List No. 124   overhead feed device   Public Registration Number:   JP10-248108

     Annex A   List No. 329   overhead feed trans    Public Registration Number:   JP2002-134340

     Annex A   List No. 330   overhead feed device   Application Number:           JP10-248108

3.   It is Shinko intention to protect the Related Patents as described in
     Article 2 above at its own expense and liability.




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                              [Parts Supply Agreement executed as of 2002.10.01]


                                 (Translation)


                             PARTS SUPPLY AGREEMENT


This Agreement is entered into by and between Shinko Electric Co., Ltd. (hereinafter referred to as "Shinko") and Asyst Shinko, Inc. (hereinafter referred to as "Asyst Shinko"), as follows:

Article 1  (Purpose of this Agreement)

The purpose of this Agreement is to provide for the transaction terms under which Shinko will supply Parts (as defined in Article 2) to Asyst Shinko pursuant to the shareholders agreement dated May 24, 2002 (hereinafter referred to as the "Shareholders Agreement") entered into by and between Shinko and Asyst Japan, Inc. (hereinafter referred to as "Asyst Japan").

Article 2  (Target Products of this Agreement)

This agreement shall apply to the parts to be supplied to Asyst Shinko by Shinko, including those currently manufactured by Shinko which are set out in Attachment 1 (hereinafter referred to as the "Existing Parts") and those to be newly manufactured by Shinko (hereinafter referred to as the "New Parts") (both the Existing Parts and the New Parts hereinafter collectively referred to as the "Parts").

Article 3  (Term of this Agreement and Supply Period)

1. The term of this Agreement shall be one (1) year from the execution date hereof.

2. This Agreement shall be automatically renewed for additional periods of one (1) year from the day immediately following the expiration of the term hereof under the same conditions and the same shall apply thereafter; provided, however, that if the parties agree otherwise, such other agreement shall be complied with.


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3.    If the Shareholders Agreement is terminated or if it becomes certain that the voting rights of Asyst Shinko held by Shinko or its related companies will become one third or less of the total voting rights held by all the shareholders of Asyst Shinko, the parties hereto shall consult with each other in good faith as to the handling of this Agreement and if agreement is reached within thirty (30) days from the date of occurrence of the relevant event, this Agreement shall be handled pursuant to such agreement; provided, however, that if no such agreement is reached between the parties within thirty (30) days from the occurrence of the relevant event, this Agreement shall be terminated upon the expiration of one-hundred and fifty (150) days from such date. For the purpose of this paragraph, "related companies" means subsidiaries or affiliates (as defined in the Regulation Concerning Terminology, Forms and Method of Preparation of Financial Statements (Ministerial Ordinance of the Ministry of Finance, No.59 of 1963) of Shinko.

4.    Notwithstanding the preceding three (3) paragraphs, the provisions of
      Article 8, Articles 10 through 14 and Article 16 hereof shall remain in full force after the expiration of the term of this Agreement.

5. Shinko may, by giving a written notice to Asyst Shinko of its intention to discontinue to supply certain parts specified therein, discontinue supplying such parts after a period of half a year [from the date of the notice]. In this case, Shinko may exclude those specified parts from those items which make up the Parts after the half year period from the delivery date of such notice, unless both parties otherwise agree upon consultation in cases where such discontinuance may have a material adverse effect on the management of Asyst Shinko.

Article 4  (Individual Transactions)

1. The name, specifications, quantity, unit price, date of delivery, place of delivery, terms of inspection upon receipt and payment conditions of the Parts or any other terms necessary for the sale and purchase of the Parts other than those provided for herein shall be specified by Asyst Shinko in the relevant purchase order each time an individual sales transaction is entered.

2. The time of conclusion of an individual transaction in respect of Parts ordered by Asyst


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Shinko as provided for in the preceding paragraph shall be as follows:

      (i) If Asyst Shinko places an order with Shinko for Parts pursuant to the conditions for price and base delivery period of the Parts set forth in Attachment 2, an individual transaction shall be concluded upon receipt of such order by Shinko.

      (ii) If Asyst Shinko places an order with Shinko for Parts on conditions different from those for price and base delivery period set forth in Attachment 2, an individual transaction shall be concluded when an agreement in writing is reached on the relevant conditions pursuant to consultations between the parties hereto after the receipt of such order by Shinko.

3. Upon the conclusion of an individual transaction, Shinko shall be obliged to manufacture the Parts which are the subject of such individual transaction and to supply the same to Asyst Shinko, and Asyst Shinko shall be obliged to purchase the same.

4. Even after the individual transaction was effected pursuant to paragraph 3 above, Asyst Shinko may terminate such individual transaction by giving written notice to Shinko. In this case, the termination shall be effective upon delivery of the said notice to Shinko, and Shinko may purchase the materials and parts from Asyst Shinko which it has procured up to that time for the relevant individual transaction at the procurement cost plus three percent (3%) thereof as the management fee then applicable to the price of the Parts, and may claim Asyst Shinko payment of the expenses including personnel costs, etc., which Shinko has incurred in relation to the relevant individual transaction.

5. Prior to the last date of the delivery period set forth in each individual transaction, Asyst Shinko may propose to Shinko a negotiation over the extension of the delivery period and Shinko shall accept such negotiation in good faith; provided, however, that if the parties fail to reach an agreement within thirty (30) days from the date of said proposal of negotiation, the termination shall be deemed to come into effect and the provision of the second sentence of the preceding paragraph shall apply mutatis mutandis.

6. Both parties shall separately consult each other and prepare an operating manual in respect of the detailed manner of operation of the business relating to this Agreement.


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Article 5  (Price)

1. The prices of the Parts shall be those determined pursuant to the following conditions unless otherwise agreed between the parties hereto:

      (i) The prices of the Existing parts shall be the internal transfer prices of Shinko as of May 2002 which are specified as the "Transfer Price" in Attachment 2 hereto, plus three percent (3%) thereof as the management fees.

      (ii) The prices of the New Parts shall be determined through consultation between the parties upon Shinko's proposal of an estimate based on the technical drawings. The same shall apply to any parts to be ordered on case-by-case basis.

      (iii) The prices of the Parts need to be determined by Asyst Shinko prior to placing its order. If, in view of the delivery period, Asyst Shinko has no choice but to place the order before the agreement on the prices, both parties shall determine the price upon consultation in good faith prior to the completion of shipment by Shinko.

2. The prices of the Parts shall, in principle, be adjusted only once a year in accordance with fluctuations in costs regarding the Parts, pursuant to prior consultations between the parties, and such adjustment shall be made not later than the end of January in a calendar year in respect of the period from April of the relevant year to March of the next year; provided, however, that if at any other time a party makes a request to the other party for an adjustment of the prices of the Parts due to a substantial fluctuation in the cost of the Parts or a great discrepancy in the forecasted manufacturing based on the sales prospects, the other party shall agree to consult with that first party.

Article 6  (Delivery and Inspection)

The terms of delivery of the Parts shall be as follows:

1. Unless otherwise agreed between the parties, Shinko shall deliver the Parts to Asyst Shinko on such date and at such place of delivery as set forth in the relevant individual agreement.


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

2. Asyst Shinko shall, upon receipt of the Parts, inspect the quantity, specifications, quality, etc. of the Parts and notify Shinko of the result thereof within ten (10) days from and including the day of such receipt. If Asyst Shinko fails to notify the result of such inspection within ten
      (10) days from receipt by it of the Parts, the Parts shall be deemed to have passed the inspection.

3. The delivery of the Parts shall be deemed to have been completed and the ownership thereof shall be transferred to Asyst Shinko, once the Parts have passed the inspection pursuant to the preceding paragraph.

Article 7  (Charge for and Payment of Prices)

Shinko shall calculate the price of the Parts payable on the last day of the month in which it delivers the Parts to Asyst Shinko (the "Calculation Day") based on the parts delivered to Asyst Shinko by the Calculation Day and passed the inspection, and issue an invoice, and Asyst Shinko shall make the relevant payment by drawing a draft with a maturity of one-hundred and fifty days after the payment due date which is the end of the month being the three (3) month following the month of inspection.

Article 8  (Late Payment Charges)

If Asyst Shinko fails to pay any amount payable for the Parts, it shall pay Shinko a late payment charge of 14% per annum for the period from the day immediately following the original payment date to the day on which such payment is completed.

Article 9  (Specifications of Parts)

The specifications of the Parts supplied by Shinko to Asyst Shinko shall be subject to any agreements reached between Shinko and Asyst Shinko from time to time based, in principal, on the specifications for the Parts manufactured by Shinko at the time of execution of this Agreement.


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Article 10  (Guarantee of Parts, etc.)

1. In the event that any hidden defect is found in any of the Parts during the period of twelve (12) months from the delivery thereof and Asyst Shinko notifies the existence of such defect to Shinko, Shinko shall, at its discretion, take either measure to reduce the price or make repair of the relevant Parts; provided, however, that this provision shall not apply to any defect in the Parts attributable to Asyst Shinko.

2. If Asyst Shinko finds any hidden defect in relation to the Parts before the expiration of twelve (12) months from the delivery thereof to Shinko and fails to give notification describing the same to Shinko, or if Asyst Shinko finds any defect in relation to the Parts after the expiration of twelve (12) months from the delivery thereof to Asyst Shinko, Shinko shall repair the relevant Parts for value.

Article 11  (Product Liability)

1. In case any damage occurs or is likely to occur in relation to life, body, property, etc. of any person due to defect, etc. of the Parts or any product manufactured using the Parts, Asyst Shinko may, at its option, suspend the performance of or cancel the whole or a part of this Agreement and any individual sales agreement hereunder upon notification to Shinko of its intention to so suspend or cancel.

2. If any dispute arises between Asyst Shinko and a third party in connection with the defect of any products manufactured by Asyst Shinko using the Parts which have passed inspection pursuant to Article 6, Asyst Shinko shall settle such dispute at its own expense; provided, however, that if such dispute arises due to the willful misconduct or gross negligence of Shinko or results mainly from any defect of the Parts which occurred in the manufacturing process at Shinko, Asyst Shinko may claim Shinko with a damage incurred by Asyst Shinko, to the extent of the aggregate price of the Parts in which the defect was found, which has been paid to Shinko by Asyst Shinko. Determination of any defects in the Parts shall be made upon consultation in good faith between the departments of both parties which are in charge of quality assurance.


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Article 12  (Confidentiality)

Shinko and Asyst Shinko shall, in respect of any and all technical and business information provided by the other party hereunder on a confidential basis, keep such information confidential pursuant to the provisions of the "Comprehensive Confidentiality Agreement" dated October 1, 2002, entered into by and between Shinko and Asyst Shinko.

Article 13  (Default of Contractual Obligations, etc.)

1. In the event that either Shinko or Asyst Shinko becomes the subject of any of the following events, the full amount of any outstanding liabilities owed to the other party shall become due and payable and the relevant party shall pay any monetary liabilities in cash and perform any other liabilities immediately in accordance with the purpose of such liabilities:

      (i) it has delayed payment or otherwise breached any obligation hereunder or under any individual transaction;

      (ii) an application is made against it for attachment or compulsory execution in respect of its material assets or it has become subject to disposition for failure to pay taxes;

      (iii) an application is made by or against it for corporate reorganization proceedings, civil rehabilitation proceedings, bankruptcy, company arrangement or special liquidation and such application is not withdrawn within sixty (60) days, or any resolution of or judgment ordering its dissolution is made; or

      (iv) when any bill or check drawn or accepted by it is dishonored or when it suspends payment or is unable to pay its debts.

2. In the event that either Shinko or Asyst Shinko become the subject of any of the events set out in paragraph 1, item 1 above, if the other party gives a written demand to the relevant party stating a reasonable deadline and the relevant default is not remedied by


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such deadline, such other party may terminate this Agreement.

3. In the event that either Shinko or Asyst Shinko becomes the subject of any of the events set out in paragraph 1, items 2 through 4 above, the other party may immediately terminate this Agreement.

4. If Asyst Shinko determines that continuance of this Agreement is inappropriate for carrying out of its business or lacks reasonability from an economic point of view, and notifies Shinko in writing to that effect, then both parties shall consult each other concerning the handling of this Agreement. If such consultation will not be adequately conditioned after one (1) month from the commencement thereof, and Asyst Shinko notifies Shinko of its intention to terminate this Agreement in writing upon providing a period of not less than ninety [90] days, this Agreement shall be terminated upon expiration of such period. In this case, Asyst Shinko shall remain liable to perform its obligations hereunder which are already in effect at the time of the termination hereof.

5. The provision of Article 3, paragraph 4 shall apply mutatis mutandis even if this Agreement is terminated by cancellation or termination pursuant to this Article.

Article 14  (Immunity in case of Force Majeure)

In case of any delay in performance of all or any part of any agreement or in case of any inability to deliver the Parts due to natural disaster, accident of transportation facilities or any other reason not attributable to Shinko, Shinko shall not be responsible therefor.

Article 15  (Doubt about Agreement)

Any doubt arising in terms of the interpretation of this Agreement shall be determined upon consultation between the parties in accordance with commercial practice, the Commercial Code, the Civil Code, any other laws and ordinances and the purpose of this Agreement.

Article 16  (Jurisdiction and Governing Law)


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This Agreement shall be governed by and construed in accordance with the laws of
Japan. Shinko and Asyst Shinko hereby agree to submit to the exclusive jurisdiction of the Tokyo District Court in respect of any dispute arising from or in connection with this Agreement.

Article 17  (Transfer of Contractual Position)

Neither Shinko nor Asyst Shinko may transfer or otherwise dispose of all or any part of their respective rights and obligations hereunder or their contractual position hereunder to a third party without the prior written consent of the other party.

Article 18  (Entire Agreement)

This Agreement constitutes the entire and final agreement of the parties hereto and replaces or supersedes any and all prior agreements and arrangement between the parties relating to the matters stipulated herein. This Agreement shall be amended only by written agreement of the parties.


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IN WITNESS WHEREOF, this Agreement has been made in duplicate and executed by the parties by affixing their names and seals hereto, each retaining one copy.

October 1, 2002

                                         Shinko Electric Co., Ltd.
                                         2-14, Toyo 7-chome, Koto-ku, Tokyo
                                         Hirofumi Saeki
                                         President and Representative Director


                                         Asyst Shinko, Inc.
                                         2-14, Toyo 7-chome, Koto-ku, Tokyo
                                         Hitoshi Kawano
                                         President and Representative Director




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                                                                    Attachment 1


                                    The Parts


         [To be replaced by Attachment 1 to the Parts Supply Agreement]






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                                                                    Attachment 2


                Price List and Base Delivery Period of the Parts


         [To be replaced by Attachment 2 to the Parts Supply Agreement]






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